As filed with the Securities and Exchange Commission on July 30, 2007

Registration Number 333-144105

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

 FORM SB-2/A

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

U.S. ENERGY INITIATIVES CORPORATION

(Name of Small Business Issuer in its Charter)

GEORGIA	3714	58-2267238
(State or other jurisdiction Of incorporation or Industrial Classification Employer organization)	(Primary Standard Code Number)	(I.R.S.Identification No.)

12812 Dupont Circle, Tampa, Florida 33626
(813) 749-8745
(Address and telephone number of principal executive offices)

12812 Dupont Circle, Tampa, Florida 33626
(Address of principal place of business or intended principal place of business)

Philip M. Rappa
Chief Executive Officer
U.S. Energy Initiatives Corporation
12812 Dupont Circle
Tampa, Florida 33626
(813) 979-9222

(Name, address and telephone number of agent for service)

Copies to:

Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001(2)	30,000,000	$0.83	$2,490,000.00	$76.47(3)

(1)
Estimated solely for purposes of calculating the registration fee to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of July 26, 2007 was $0.083 per share.

(2)	Represents shares issuable upon sales under the Investment Agreement.

(3)	The Company has previously paid a balance of $64.47 to the Securities and Exchange Commission in connection with the original filing of the registration statement on Form SB-2.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

Subject to Completion, Dated July 30,  2007

U.S. ENERGY INITIATIVES CORPORATION

30,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 30,000,000 shares of our common stock. We will not receive any proceeds from the resale of shares of our common stock, however, the Company will be reducing its debt to the selling security holders.

The total number of shares sold herewith includes the following shares owned by or to be issued to Dutchess Private Equities Fund   , Ltd ("Dutchess"): (i) up to 30,000,000 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit with Dutchess. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of the 30,000,000 shares of common stock under the Investment Agreement with Dutchess. All costs associated with this registration will be borne by us.

A "put right" permits us to require Dutchess to buy shares of our common stock pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to an aggregate of $5,000,000 in shares of our common stock to Dutchess. Dutchess will pay us 93% of the lowest closing Best Bid price (highest posted bid price) of our common stock during the five trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

With the exception of Dutchess, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "USEI". On July 26, 2007, the last reported sale price for our common stock on the NASDAQ Stock Market was $0.08 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is July 30, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. U.S. Energy Initiatives Corporation is referred to throughout this prospectus as “the Company” "USEI" "we" or "us."

GENERAL

We were incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas. We hold a world-wide exclusive license to commercialize the technology embodied in five issued and one pending US patent. Since 1998, we have dedicated our research and development exclusively to conversion kits for diesel-powered engines. We currently offer the Fuel 2(TM) dual-fuel conversion system designed to convert medium and heavy duty mobile diesel engines to operate in a natural gas/diesel dual-fuel mode.

During June 2006 we acquired Automated Engineering Corporation (AEC), an ISO 9001 electronics manufacturing entity. AEC was formed in 1988 and since that date, has provided electronic component design and manufacturing. We primarily acquired AEC to manufacture the electronic control unit component which is the most important part in our patent dual-fuel system. Through our acquisition of AEC, we hope to realize a reduction in our cost of good and cost of manufacturing as well as accelerate the delivery time for any electronic component orders we place.

We introduced our dual fuel technology into the marketplace in the 1990's through the conversion of gasoline and diesel engines to operate in a dual fuel mode. During this period, we developed commercial versions of the fuel delivery system to fit many older, naturally aspirated, diesel engine types and placed conversion units into engines all around the world. The experiences gained during this period including conversions on a wide array of engines operating under different conditions with varying fuel requirements contributed significantly to the subsequent four patents and the Company's first market application referred to as conversion system

We maintain our principal executive offices at 12812 Dupont Circle, Tampa, Florida 33626 and our phone number is (813)-979-8745 and our facsimile number is (813) 287-1518. We maintain an Internet web site at www.usenergyic.com. The information on our web site is not part of this Prospectus. You can review our periodic public filings including financial statements at the Securities and Exchange ("SEC") Internet web site at www.sec.gov.

	Summary Historical
Financial Data	2006	2005
Statement of Operations
Revenue	$1,375,418	$652,400
Net Loss Per Share	$(0.09)	$(0.09)
Weighted Average Basic and
Diluted Shares	121,737,383	88,909,988
Balance Sheet
Cash and equivalents	$3,937	$818, 557
Total Assets	$3,394,291	$3,858,816
Total Liabilities	$4,180,444	$4,130,393
Shareholders' Equity	$786,153	$271,577

THIS OFFERING

Shares offered by Selling

Stockholders	Up to 30,000,000 shares

Common Stock to be outstanding after the offering	243,169,308

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive proceeds from the sale of our common stock pursuant to the Investment Agreement

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 7.

OTC Bulletin Board Trading Symbol	USEI

* The above information regarding common stock to be outstanding after the offering is based on 213,206,922 shares of common stock outstanding as of July 17, 2007 and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 14.1% of the total issued and outstanding shares of common stock.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS ASSOCIATED WITH OUR COMPANY

WE HAVE A HISTORY OF LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

We have incurred net losses since our inception. At December 31, 2006, our accumulated deficit was $(28,206,818). We anticipate that we will continue to incur additional operating losses in the near term. Our losses to date have resulted principally from expenses incurred in our research and development programs, including beta testing, and from general and administrative and sales and marketing expenses. We cannot assure you that we will attain profitability or, if we do, that we will remain profitable on a quarterly or annual basis in the future.

OUR LIMITED SUCCESS MAKES IT DIFFICULT TO ANALYZE OUR PROSPECTS FOR FUTURE SUCCESS.

We were organized on April 1, 1996 and have conducted only limited operations to date, consisting of negotiating the license to use the patents, further research and development, including beta testing, and limited sales efforts. No assurances can be given that we will develop a marketing and sales program which will generate significant revenues from the sales of our dual fuel conversion systems. The likelihood of our success must be viewed in light of the delays, expenses, problems and difficulties frequently encountered by an enterprise in its development stage, many of which are beyond our control. We are subject to all the risks inherent in the development and marketing of new products.

TECHNOLOGICAL CHANGE MAY MAKE OUR PRODUCTS OBSOLETE OR DIFFICULT TO SELL AT A PROFIT.

To date, the market for alternative fuel technology systems and equipment has not, to our knowledge, been characterized by rapid changes in technology. However, there can be no assurance that new products or technologies, presently unknown to management, will not, at any time in the future and without warning, render our dual fuel technology less competitive or even obsolete. Major automobile and truck companies, academic and research institutions, or others, for example, could develop new fuels or new devices which could be installed at the original equipment manufacturer level and which could potentially render our systems obsolete. Moreover, the technology upon which our dual fuel systems are based could be susceptible to being analyzed and reconstructed by an existing or potential competitor. Although the Company is the license holder of certain United States patents respecting its proprietary dual fuel system, we may not have the financial resources to successfully defend such patent, were it to become necessary, by bringing patent infringement suits against parties that have substantially greater resources than those available to us.

In addition, competitors may develop technology and systems that can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

WE LICENSE OUR PROPRIETARY TECHNOLOGY FROM A RELATED THIRD PARTY AND SUCH TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED USE BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS.

Our success depends to a great extent on our ability to protect our intellectual property. We license our core intellectual property pursuant to a license agreement between the Company and Electronic Controls Technology LLC ("ECT"). Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pursuant to the License Agreement, we have licensed certain patents from ECT. We cannot assure you that any of our licensed technology rights will offer protection against competitors with similar technology. We cannot assure you that the patents covered by the License Agreement will not be challenged, invalidated or circumvented in the future or that the rights created by those patents will provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We cannot assure you that we will not become subject to patent infringement claims and litigation in the United States or other countries or interference proceedings conducted in the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, interference proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to enforce any patents issued to us or our collaborative partners, to protect trade secrets or know-how owned by us or our collaborative partners, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceeding will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation or interference proceedings could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties which may not be available on commercially reasonable terms, if at all.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND WILL RELY UPON THIRD PARTY CONTRACT MANUFACTURERS WHO HAVE NOT YET BEEN CONTRACTUALLY SECURED

To be successful, we must manufacture, or contract with a third party for the manufacture of, our current and future products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Should we not timely secure a contract manufacturer, or for some reason we are no longer able to obtain key elements from a supplier, we will not be able to produce or will be delayed in producing conversion systems for sale or distribution, which could cause delays in our operation or sales or make continued operation or sales unprofitable.

THE SALE OF OUR FUEL 2(TM) SYSTEM MUST BE CONJUNCTION WITH COMPONENTS WE DO NOT OFFER

The conversion of a medium or heavy-duty mobile diesel engine requires three primary components: (i) our conversion system; (ii) fuel storage tanks, and; (iii) a specialized catalytic converter (for sales as an Emission Control Device). While we can control the pricing and delivery of our systems, we have no control over pricing, availability or delivery of fuel storage tanks or specialized catalytic converters. The costs of these items can potentially prevent us from selling our system either because the costs of these additional components make the conversion of a vehicle uneconomical or the due to lack of availability of either additional component. We believe fuel storage tanks are readily available on the open market at prices that will allow us to commercialize our system and we believe the specialized catalytic converters can be likewise acquired on the open market at prices that will allow us to commercialize our system. However, there can be no assurance given that our customers will be able to acquire these components at prices that permit us to sell our system as a fuel savings device because the upfront costs to acquire and install these components.

THE LIMITED AVAILABILITY OF ALTERNATIVE FUELS CAN HINDER OUR ABILITY TO MARKET OUR PRODUCTS.

Alternative fuel engines have been commercially available in the past; however, the most significant impediment to the growth in the market for alternative fuel vehicles traditionally has been the limited availability of alternative fuel sources, such as natural gas and propane. The success of engines based on alternative fuels will probably be directly affected by the development of the infrastructure of the natural gas industry and the widespread availability of such fuel sources. To some degree, this problem will remain at the forefront of, and be an impediment to, the success of alternative fuel power sources. However, we believe that with the development of the dual fuel conversion system, vehicles will not be tied exclusively to alternative fuels, but will have the option and ability to operate on standard diesel fuel alone. In all events, our business and the market for alternative fuel vehicles would benefit substantially from the growth of the infrastructure of the natural gas industry and the more widespread availability of alternative fuels. Conversely, our business and the market for alternative fuel vehicles would be substantially hurt by a diminished or lack of growth of the infrastructure of the natural gas industry and the less widespread availability of alternative fuels.

THE NATURE OF OUR PRODUCTS SUBJECTS US TO PRODUCT LIABILITY RISKS.

Our product and services relate to fuel system components which handle or come into contact with natural gas which is highly combustible. A malfunction of or design defect in certain of our products or improper design, construction, installation or servicing of facility and equipment infrastructure could result in liability, tort or warranty claims. Although we attempt to reduce the risk of exposure from such claims through warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance, we cannot assure you that these measures will be effective in limiting our liability for any damages. Any liability for damages resulting from product malfunctions or services provided could be substantial and could have a material adverse effect on our business and operating results. In addition, a well-publicized actual or perceived malfunction or impropriety involving our products or service could adversely affect the market's perception of our products in general, regardless of whether any malfunction or impropriety is attributable to our products or services. This could result in a decline in demand for our products and services, which would have a material adverse effect on our business and operating results.

COMPETITION FROM COMPANIES WITH ALREADY ESTABLISHED MARKETING LINKS TO OUR POTENTIAL CUSTOMERS MAY ADVERSELY EFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

Current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than we have. Certain of our competitors may be able to secure product from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies, than we will. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us are likely to have a materially adverse affect on our business, results of operations, financial condition and prospects.

RISKS ASSOCIATED WITH OUR SECURITIES

UNLESS AN ACTIVE PUBLIC TRADING MARKET DEVELOPS FOR OUR SECURITIES, YOU MAY NOT BE ABLE TO SELL YOUR SHARES

To date, there has been a very limited public market for our Common Stock. There can be no assurance that an active trading market will ever develop or, if developed, that it will be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities.

OUR COMMON STOCK MAY BE SUBJECT TO PENNY STOCK REGULATION.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock". Securities Exchange Commission ("Commission") regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934 (the "34 Act"). These Rules affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers of the Company's common stock to sell their shares in the secondary market, if such a market should ever develop.

WE MAY ISSUE PREFERRED STOCK WITH CERTAIN PREFERENCES WHICH MAY DEPRESS MARKET PRICE OF THE COMMON STOCK.

The Board of Directors may designate additional series or classes of preferred shares without shareholder consent and those designations may give the holders of the preferred stock, if previously issued, voting control and other preferred rights such as to liquidation and dividends. The authority of the board of Directors to issue such stock without shareholder consent may have a depressive effect on the market price of our common stock even prior to any such designation or issuance of preferred stock.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements", which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "can," "could," "project," "expect," "believe," "plan," "predict," "estimate," "anticipate," "intend," "continue," "potential," "would," "should," "aim," "opportunity" or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive proceeds from the sale of shares of our common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under that agreement will be equal to 93% of the lowest closing Best Bid (highest posted bid price of our common stock) for the five trading days following the day that we submit a Put Notice to Dutchess that we intend to sell shares to it. We may also receive proceeds from the exercise of the warrants issued to Dutchess, if exercised.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement assuming a sale of 10%, 25%, 50% and 100% of the shares issuable under that agreement. We have the ability to draw down the full $5,000,000 pursuant to the agreement, however we may draw down less than that amount. The table assumes estimated offering expenses and fees of $55,688.38 (includes (a) estimated legal fees and expenses of $45,000, (b) estimated accounting fees and expense of $10,000 and (c) SEC filing fees of $688.38). At the current stock price of $ 0.09 per share the example below would not be obtainable. If the stock price increases the Company has the ability to obtain the $5,000,000 pursuant to the agreement.

	10%	25%	50%	100%
Gross Proceeds	$500,000	$1,250,000	$2,500,000	$5,000,000
Net Proceeds after offering expenses and fees	$444,311.62	$1,194,311.62	$2,444,311.62	$4,944,311.62
Use of proceeds:
General Working Capital	$444,311.62	$1,194,311.62	$2,444,311.62	$4,944,311.62

Investment Agreement

On November 4, 2005, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd, ("Dutchess") a Cayman Islands exempted company, for the future issuance and purchase of shares of our common stock. This Investment Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

In general, the drawdown facility operates as follows: Dutchess, has committed to provide us up to $5,000,000 as we request it over a 36 month period, in return for common stock we issue to Dutchess. We, in our sole discretion, may during the Open Period deliver a "put notice" (the "Put Notice") to Duchess which states the dollar amount which we intend to sell to Dutchess on the Closing Date. The Open Period is the period beginning on the trading after this Registration Statement is declared effective (the "Effective Date") and which ends on the earlier to occur of 36 months from the Effective Date or termination of the Investment Agreement in accordance with its terms. The Closing Date shall mean no more than 7 trading days following the Put Notice Date. The Put Notice Date shall mean the Trading Day immediately following the day on which Dutchess receives a Put Notice, however a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or otherwise by Dutchess if such notice is received prior to 9:00 am EST, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am EST on a Trading Day.

The amount that we shall be entitled to Put to Dutchess shall be equal to, at our election, either: (A) Two Hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date, or (B) One Hundred Thousand dollars ($100,000). During the Open Period, we shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price for the Common Stock identified in the Put Notice shall be equal to ninety-three percent (93)% of the lowest closing Best Bid price of the Common Stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is 5 trading days after such Put Notice Date.

Dutchess' Obligation to Purchase Shares

Upon the receipt by Dutchess of a validly delivered Put Notice, Dutchess shall be required to purchase from us, during the period beginning on the Put Notice Date and ending on and including the date that is 5 Trading days after such Put Notice, that number of shares having an aggregate purchase price equal to the lesser of (a) the Put Amount set forth in the Put Notice and (b) 20% of the aggregate trading volume of our common stock during the applicable Pricing Period times (x) the lowest closing bid price of our common stock during the specified Pricing period, but only if such said shares bear no restrictive legend and are not subject to stop transfer instructions, prior to the applicable Closing Date.

Conditions to Dutchess' obligation to purchase shares:

We shall not be entitled to deliver a Put Notice and Dutchess shall not be obligated to purchase any shares at a closing unless each of the following conditions are satisfied:

A. a Registration Statement shall have been declared effective and shall remain effective and available at all times until the Closing with respect to the subject Put Notice for the resale of all the common stock issuable pursuant to the Investment Agreement;

B. at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our Common Stock;

C. we have complied with our obligations and are otherwise not in breach of a material provision of, or in default under, the Investment Agreement and the Registration Rights Agreement or any other agreement executed in connection with the Investment Agreement, which has not been corrected prior to delivery of the Put Notice Date;

D. no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

E. the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the foregoing events occurs during a Pricing Period, then Dutchess shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics of Purchase of shares by Dutchess:

The closing of the purchase by Dutchess of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) we shall be required to deliver to Dutchess pursuant to the Investment Agreement, certificates representing the Shares to be issued to Dutchess on such date and registered in the name of Dutchess; and (II) Dutchess shall deliver to us the purchase price to be paid for such Shares.

As compensation to Dutchess for a delay in issuance of the Shares beyond the Closing Date, we have agreed to pay late payments to Dutchess for late issuance of the Shares (delivery of the Shares after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date. The Amounts are cumulative.):

LATE PAYMENT FOR EACH NO. OF DAYS LATE	$10,000 OF COMMON STOCK
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 + $200 for each Business Day late beyond 10 days

We shall pay any late payments in immediately available funds upon demand by Dutchess.

Overall Limit on Common Stock Issuable.

If during the Open Period we become listed on an exchange that limits the number of shares of our common stock that may be issued without shareholder approval, then the number of Shares issuable by us and purchasable by Dutchess, including the shares of Common Stock issuable to Dutchess, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "Maximum Common Stock Issuance"), in excess of the Maximum Common Stock Issuance shall first be approved by our shareholders in accordance with applicable law and our By-laws and Amended and Restated Certificate of Incorporation, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. Our failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or Dutchess' obligation in accordance with the terms and conditions of the Investment Agreement to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation.

Term

The Investment Agreement shall expire (a) when Dutchess has purchased an aggregate of $5,000,000 of our Common Stock or (b) 36 months after the Effective Date of the registration statement of which this prospectus forms a part, whichever occurs earlier.

Suspension

The Investment Agreement shall be suspended upon any of the following events and shall remain suspended until such event has been rectified:

A. the trading of our Common Stock is suspended by the SEC, the Principal Market or the NASD for a period of two (2) consecutive Trading Days during the Open Period; or,

B. Our Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

Sample Calculation of Stock Purchases and Puts

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Dutchess in connection with that drawdown based on the assumptions noted in the discussion below.

The Put amount may at our election be either (i) $100,000 or; (ii) 200% of the averaged daily volume (U.S market only) of our common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date.

The calculation below is based upon average daily volume of our common stock prior to a Put Notice Date of April 09, 2007

Set forth below is a trading summary of our Common Stock for the period from April 9 through April 20, 2007.

Date	Open	High	Low	Close	Volume
04-Apr-07	0.068	0.069	0.065	0.069	468,500
05-Apr-07	0.069	0.069	0.064	0.069	755,600
08-Apr-07	0.068	0.069	0.065	0.069	468,500
09-Apr-07	0.069	0.069	0.065	0.069	92,900
10-Apr-07	0.069	0.074	0.065	0.074	365,000
11-Apr-07	0.0735	0.0735	0.07	0.071	189,200
12-Apr-07	0.072	0.072	0.067	0.067	112,200
13-Apr-07	0.07	0.0721	0.067	0.072	146,700
16-Apr-07	0.0721	0.0721	0.07	0.072	208,300
17-Apr-07	0.07	0.072	0.07	0.07	74,400

The average daily volume for the 3 trading days prior to April 09 , 2007 based upon the foregoing table is564,200. 200% of the average daily volume is1,128,400.

The average of the 3 daily closing bid prices immediately preceding the Put Date of April 09, 2007 ($.069 + $.069 + $.069 divided by 3) is $.069. The total Put Amount based upon the assumptions set forth above is $77,859.60 (200% of the average daily volume of the Common Stock for the three (3) trading days prior to the applicable put notice date (1,128,400), multiplied by the average of the three.

The sample data the Company used above for the put amount calculation is for the most current exercised put dated April 09,2007 pursuant to the investment agreement.

(3) daily closing bid prices immediately preceding the Put Date ($.069).

Sample Calculation of Purchase Price

The Purchase Price shall be equal to ninety-five percent (93%) of the lowest closing highest posted bid price of our common stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is five (5) Trading Days after such Put Notice Date.

Using the same hypothetical set forth above, the pricing period is April 9, 2007 through April 13, 2007. The lowest closing highest posted bid price of the Common Stock during this period is $0.67. The Purchase Price per share is $.0623 (93% of the lowest highest posted bid price of $.067).

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this report contain forward-looking information that involves risks and uncertainties.

OVERVIEW

US Energy Initiatives operates in two business segments.

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The alternative fuels market segment through the design and sale of our patent dual-fuel, diesel-natural gas conversion systems for light and heavy-duty diesel engines. We conduct our activities involving our dual-fuel technology at a 10,000 square foot facility in PeachTree City, Georgia in which we operate one fully equipped engine room, control room and house various Horiba emission testing equipment. We completed the build-out of our engine rooms during September 2005.

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The electronic manufacturing segment through the operations of our subsidiary Automated Engineering Corporation (AEC). AEC is an ISO 9001 certified, nineteen year-old company providing electronic design, prototype and production of electronic systems and components. We conduct our electronics design and manufacturing at our facility in Tampa, Florida. We also house our executive offices in our Tampa, Florida facility.

We have sought to insert our dual-fuel technology into the marketplace through original equipment manufacturers (OEMs) parallel with expanding our direct-to-consumer activities.

 We offer our electronic design and manufacturing services primarily to clients that require smaller production runs that would not be economically feasible for larger production facilities.

For the fiscal year ended December 31, 2006, we derived $544,640 or 39.5% of our annual revenues from the sale of our patent technology and for the same period, we derived $830,778 or 60.5% of our annual revenues from the operation of our electronic manufacturing. However, we earned $242,581 or 58.5% in gross profit from the sale of patent dual fuel technology and $171,876 or 41.5% of our gross profit from the operations of our electronic manufacturing.

To increase an understanding of our business plan, a summary of recent industry changes is helpful. The domestic alternative fuels segment of the automotive aftermarket was primarily born out of the need to comply with EPA and worldwide mandates relating to emissions discharge. Previously, there was little or no price differential between gas or diesel and natural gas or propane. The sale of systems similar to our dual fuel approach were sold without regard to the economic consequences of the buyer. Typically, these systems were only sold through government grants as a means to reduce harmful emissions and not as selecting a more affordable fuel.

In the course of implementing the EPA plan,federal and state authorities made available financing through grants in that each grant was designed to seek out technologies which could bring vehicles into EPA compliance. Since there was no economic factor involved in the sale, i.e., the product didn't have to promise a return on investment, these systems were priced at rates inconsistent with an economic based sale. As the granting authority was concerned with emissions and not profits, there was no incentive to offer systems at conventional rates. As a result, conversion systems were not appealing to either the OEM or the general consumer.

The pricing of fuels worldwide has changed that dynamic and in so doing, has resulted in a shift in the economic appeal of our product line. Typically, domestic gas or diesel costs on average $1 to $2 a gallon more than either natural gas or propane. Worldwide in places like China and South America, natural gas is even more attractive with price differentials in the $2 to $4 per gallon range for natural gas over either diesel or gasoline. For the first time in the life of our product line, there is a strong economic incentive to convert a vehicle. The fact that natural gas is inherently cleaner to burn than either diesel or gasoline is now perceived as an added bonus but not the justification for the purchase. We consider this a major industry change that holds the potential to e xpand our market share. The following are our more significant client activities during this period:

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On June 26, 2007 we made a joint-public announcement with General Motors Thailand (GMTh) stating that our technology had successfully completed a 100,000 kilometer field durability trial and that GMTh intends to market our system in 49 countries commencing the third quarter 2007.

•	During 2006 and early 2007, we completed two field trials with WeiChai Peterson Motors, a China-based truck and bus OEM. Our sub-licensee for China is Wisconsin-based WITCO Systems.

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During the fourth quarter, 2006, we entered a five-year contract with PS Gas Company, a Thailand-based bus company to convert their fleet of buses. During the first quarter, 2007, we completed our field trials in Thailand and we are now determining a roll-out schedule that will not interrupt our clients business operations.

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During the second quarter 2007, we entered an agreement with our US-based sub-licensee BAF Technologies to partner our patent dual-fuel system with their SmartMuffler technology in order to make application to the California Air Resource Board to gain a Level III Emission Certification. If successful, this certification would make our system, together with the SmartMuffler, eligible for sale in the State of California.

Challenges that we have met in pursuing our OEM pathway principally relate to price and to a lessor degree, the bureaucratic nature of the large OEM and the distance between our company and these prospective clients. Our most promising near term OEM opportunities are in commercializing our systems in foreign markets, particularly Thailand and China.

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In those markets, costs to produce items such as our system are substantially lower than the costs we currently pay for domestically manufactured parts and components. If we are unable to reduce the costs of our system through in-country manufacturing, it is unlikely we can successfully sell our system in those markets. We are currently in discussion with several manufacturers in Thailand and Malaysia and we are confident our system can be manufactured at competitive rates at those locations.

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The process typically engaged by OEM's begins with a technology evaluation on an individual and competitive basis. As this is a documented procedure, typically must follow a series of steps which can take an extended period of time. We have no control over this process or the length of time each OEM may dedicate to their respective evaluation.

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The physical separation between Thailand, China and our facilities in Georgia as well as interacting with technicians fluent in a foreign language has worked to slow down the pace of development. While we have not encountered any serious complications based on this geographic separation, what normally would take a day or so can extend into a week or longer. We anticipate that as we develop our foreign relationships and move from a development to a vendor status, the distance between our companies will not cause a meaningful problem.

We are unable at this time to predict what sales will result from this developmental activity. However, we believe that any sales through an OEM pipeline will provide a strong position from which to expand within that segment of our marketing strategy.

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As it relates to our electronic manufacturing capability, we employ one full-time outside sales persons and our Chief Executive Officer also engages in direct sales. The services we offer through our ISO-9001 certified facility appeals to clients who desire a relatively smaller production run that would not be economically feasible for larger manufacturers. We believe this is a niche market that we can expand and develop.

•	Calculating the comparisons between our reporting periods
•
Providing meaningful insight into our product and manufacturing costs as well as expenses incurred in delivering our technology have been difficult because we have previously sold our systems at the rate of one or two a month under federal and/or state grants. We have not had the ability for our product to take advantage of quantity discounts in our raw materials and component parts. Further, our labor costs in our present environment would appear unusually high given our revenues. However, in order for us to position our company to maximize opportunities, we have found it necessary to engage professionals and mechanics in sufficient number to complete the build-out of our facility in Atlanta as well as developing new systems.

In the case of our electronic manufacturing, we acquired AEC during June 2006 and have sought to make improvements in manufacturing efficiencies, procurement and to expand our design and prototyping services. As a result, the following annual and quarter comparisons may not be indicative of future operating results.

Discussion of Operations for 2006:

We executed our Memorandum of Understanding with General Motors Thailand (GMTh) in support of their C190 Colorado Pick-Up Program for model years 2007 through 2009. During the third and fourth quarter 2006 into the first quarter 2007, we continued durability testing and engineering analysis with GMTh. We completed a number of new installations for GMTh during the fourth quarter 2006 and early 2007. GMTh notified the Company during March 2007 they had completed their durability testing to their satisfaction and they are now prepared to proceed by offering our dual-fuel system as an option through their dealerships beginning in Thailand.   We completed the acquisition of Automated Engineering Corporation (“AEC”). We acquired AEC to manufacture in-house the electronic control unit component. The core of our system is incorporated into our electronic control unit. Our ability to manufacture the device in-house has resulted in a lower cost of goods and allowed us to ensure our system is manufactured under the highest quality standards. With the current equipment, machinery and facilities we now have, the Company can manufacture approximately 2,000 systems per month. We believe this provides us ample capacity to react to the potential sales we are pursuing .

We executed an agreement with PS Gas Company (“PSGas”) in Thailand for the conversion of diesel powered buses over a five year period. During the first quarter 2007, we successfully field-tested a system in a bus provided by PSGas in Thailand. The converted bus was taken on a 100 kilometer road test. We are now working with PSGas to schedule the intial roll-out of our dual-fuel systems through their fleet.   We expanded our exclusive fulfillment license with WITCO Intl for a host of countries including China, India, Malaysia, Korea and several other Asian countries. WITCO has now opened a field office in China and during the first quarter 2007, we shipped the ten production units to WeiChai Peterson Motors in China . We realized an increase in revenues from $652,400 at the year ended December 31, 2005 to $1,375,418 at the year-end 2006. Our loss to operations during the same periods were $(8,261,371) for the year ended 2005 and $(11,029,040) for the year ended 2006.

Our business model is patterned around our core dual fuel diesel to natural gas conversion technology and contract electronic manufacturing. Our model was primarily developed as a result of our operating experiences, available assets and our opinion of the market place in general. We highlight certain challenges we faced during 2005 and the fundamental adjustments we've made in developing our resultant business.

Determined that pursuing the sale of our dual fuel system exclusively to government municipalities and direct to consumers was sufficiently inconsistent as to retard our ability to achieve profitable operations. The appeal of our product is tied directly to the price differential between diesel and natural gas. When municipalities allocate funds to convert a vehicle or fleet of vehicles, the objective is to clean up emissions and not necessarily to justify a return on investment. When market factors beyond our control cause the price of diesel or gasoline to temporarily rise in price elevating the differential over natural gas, we would experience a temporary increase in demand for our conversion systems. However, we are unable to predict with certainty when government funds would become available or when the price of fuels would take an extraordinary shift in price. As a result, while we continue to pursue both government and consumer sales, we are predominantly focused on delivering our technology through an original equipment manufacturer. In our opinion, the OEM tends to purchase an annual minimum quantity of products similar to our conversion system and then resells the system in tandem with their vehicle sales.

Determined that engineering and code writing for systems in a mobile setting would not allow us to achieve a level of precision and repeatability essential to maximizing our technology. Historically, we would conduct systems engineering in a mobile setting. While this technique is effective, it is time consuming, expensive and susceptible to error. As a result, we entered a ten year lease at our new 12,000 square foot facility in December 2004 and throughout 2005 into 2006, we incurred costs of approximately $750,000 in construction costs and equipment purchases. Since November, 2005, we been developing systems in a tightly controlled lab setting.

Shortly after our acquisition of AEC during June 2006, we noted a number of operating discrepancies that could have prevented us from operating at full capacity. We adjusted the methods we use in production and in ordering component parts. We also anticipated an upsurge in electronics manufacturing during the fourth quarter which is consistent with that business segment. However, given that we were the new owners of AEC and had not yet matured our own internal selling procedures, we were not able to capitalize on this annual upsurge. We have now improved our selling techniques and we’ve established a number of new client relationships which we believe will allow us to take advantage of annual sale cycles.

Discussion of Operations for 2007

Our business model is centered around our core dual fuel diesel to natural gas conversion technology and electronic manufacturing. The following items highlight some of the uncertainties relating to our model. However, there could be additional considerations such as those included in the section marked Risk Factors as well our financial statements which should be evaluated.

Organizing varied fulfillment relationships worldwide;

 Dealing with customers in Asia;

Rapid rise in natural gas and/or a decrease in diesel fuel costs;

Maintaining our domestic network relationships;

Manufacturing electronic components and parts and performing electronic design work for various clients in a competitive manner;

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, capital expenditures or capital resources.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

Our current assets decreased approximately 28% from $2,155,692 at the year ended December 31, 2006 to $1,553,287 for the period ended March 31, 2007 and during this same period our total assets decreased by approximately 17% from $3,394,291 to $2,814,303. The change is assets is primarily attributed to the decrease of deferred debt costs due to the amortization of the loan fees directly related to the Dutchess financing. Total liabilities during this period increased by approximately 11% from $4,180,444 at the year ended December 31, 2006 to $4,635,202 at March 31, 2007. Our Shareholders' Deficit increased during this three month period from $(786,153) at the year ended December 31, 2006 to $(1,820,899) at March 31, 2007. The increase in liabilities and Shareholders' Deficit were primarily attrributed to the additional financing provided by White Knight a related party.

In comparing profit and loss during the three month period ended March 31, 2007 and 2006, our revenue and gross profits increased by 130% and 525%, respectively from $168,100 and 9,009 to $385,874 and $56,317. The increase in revenues during this period were principally due to our acquisition of Automated Engineering Corp. Comparing these two periods, our operating expenses increased 12% from $ 1,011,175 for the three months period ended March 31, 2006 to $1,130,932 for the period ended March 31, 2007. Our net loss for the three months period decreased approximately 7% from $(2,406,118) for the three months ended March 31, 2006 to $(2,248,357) for the three month period ended March 31, 2007.

Comparison of Fiscal Year Ended December 31, 2006 and December 31, 2005

We derive our revenues from two business segment: the sale of our dual-fuel technology and; the operation of our electronic manufacturing. Overall we posted revenues at the year ended 2006 of $1,375,418 which was a 111% increase compared to our revenues at year end 2005 of $652,400. $544,640 or approximately 40% of our revenues were derived from the sale of our technology and $830,778 or approximately 60% were revenues derived from our electronic manufacturing segment. We posted an increase in gross profit of 3,857% from $10,474 at year ended 2005 to $414,457 at December 31, 2006. 58% or $242,580 of our gross profits was attributed to the sale of our dual fuel technology and 42% or $171,877 was attributed to our electronic manufacturing.

Operating expenses for the year ended December 31, 2006 were $7,915,920 which was a 29% increase over our 2005 total operating expenses of $6,119,524. The increase in operating expenses were primarily the result of Compensation, Consulting and Professional fees. The Company entered into a Consulting agreements with three firms for the exchange of stock at a value of $721,000 for the fiscal year ended December 31, 2006. Non-cash losses for the year ended December 31, 2006 were $3,527,577 compared to $2,152,321 for the year ended December 31, 2005. The non-cash portion of our losses for 2006 represent 36% of our total losses of $(11,029,040) which was a 32% increase over our total losses for the year ended December 31, 2005 of $(8,261,371).

Overall basic and diluted loss per share decreased from $(0.09) at the year ended December 31, 2005 to $(0.09) at year ended December 31, 2006.

Liquidity & Capital Resources

Liquidity

Historcially we have funded our developmental operations through the $5,000,000 equity line with Dutchess as well as loans and sales of our equity to our two largest shareholders. We believe that our continued use of the equity line, together with loans or equity sales to our principals together with our revenues are suffucient to meet our cash needs for the forseable future.

For the year ended December 31, 2005, the Company had current liabilities $4,130,393 and total liabilities of $4,130,393. For the year ended December 31, 2006, current liabilities had increased by 1% to $4,180,444 and total liabilities had been increased by 1% to $4,180,444. The increase in liabilities was primarily the result of additional financing received from Dutchess Equity Fund, and the note payable to Platinum bank acquired by the purchase of Automated Engineering in 2006. The Companies accounts payable liability of $526,001 as of year ended December 31, 2005 had increased approximately 85% to $972,016 primarily due to the Company increasing its Inventory value as of December 31, 2006. For the year ended December 31, 2005 the Companies Derivative Liability was $841,010. For the year ended December 31, 2006 the derivative liability decreased approximately 91% to $77,046. The Company converted $2,411,252 of its convertible debt to stock as of December 31, 2006.

For the period ended December 31, 2005, the Company had $16,997,922 in paid-in capital and the Company had $105,905 of common stock and a total shareholder deficit totaling $(271,577). For the period ended December 31, 2006, paid-in capital increased by approximately 60% to $27,221,863 common stock increased by 87% to $198,146 and had $(786,153) in total shareholder deficit.

BUSINESS

We were incorporated in the State of Georgia in 1996 and since that date have been in the business of manufacturing and marketing retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non-petroleum based fuels such as compressed natural gas and liquefied natural gas. We hold a worldwide exclusive license to commercialize the technology embodied in five issued and one pending US patent. Since 1998, we have dedicated our research and development exclusively to conversion systems for diesel-powered engines. We currently offer a dual-fuel conversion system designed to convert medium and heavy-duty mobile diesel engines to operate in a natural gas/diesel dual-fuel mode.

During June 2006 we acquired Automated Engineering Corporation (AEC), an ISO 9001 electronics manufacturing entity. AEC was formed in 1988 and since that date, has provided electronic component design and manufacturing. We primarily acquired AEC to manufacture the electronic control unit component which is the most important part in our patent dual-fuel system. Through our acquisition of AEC, we hope to realize a reduction in our cost of good and cost of manufacturing as well as accelerate the delivery time for any electronic component orders we place.

We introduced our dual fuel technology into the marketplace in the 1990's through the conversion of gasoline and diesel engines to operate in a dual fuel mode. During this period, we developed commercial versions of the fuel delivery system to fit many older, naturally aspirated, diesel engine types and placed conversion units into engines all around the world. The experiences gained during this period including conversions on a wide array of engines operating under different conditions with varying fuel requirements contributed significantly to the subsequent four patents and the Company's first market application referred to as conversion system.

During February 2006 the Environmental Protection Agency (EPA) issued us a Certificate of Conformity for our dual fuel system when used on a 2001 Mack engine.

Facilities

Since December 2004, we have conducted our systems development and product fulfillment at a 12,000 square foot facility in PeachTree City, Georgia. We operate from our development facility under a ten-year lease. We house our systems engineering and development and inventory management and control within our PeachTree City location.

During the first quarter 2007, we relocated our executive offices and manufacturing facility to a 10,000 square foot location in Tampa, Florida. Please double check on the square foot size of the new facility in Oldsmar.

Our Marketing Strategy

Our marketing strategy is to deliver our technology to the consumer principally through original equipment manufacturers and to a lesser extent, directly to fleets or governmental entities. To implement our strategy, we deploy our staff with specific targets of responsibility:

Our PeachTree City-based Program Manager coordinates our developmental process and communicates with each OEM. In addition, our Program Manager responds directly to clients interested in licensing territories outside the continental US;

POSITIONING

In commercializing our technology, we position our system as a:

Reduction in fuel costs - Our system permits the user to take advantage of lower priced natural gas verse diesel as a fuel source.

Solution to harmful emissions - Domestically our system is positioned as an Emission Control Device. The use of our system together with a specialized catalytic converter has been demonstrated to lower the emissions on average of Nitrogen Oxides (NOx) by 20.03% and Particulate Matter (PM) by 69.46%.

An inexpensive and reliable alternative - Our HFS system is priced substantially less than the cost of alternative dedicated-engine dual-fuel technologies. The added cost to acquire a new natural gas powered medium and heavy-duty engine instead of a conventional diesel engine is approximately $20,000 to $30,000. The cost to convert an existing diesel engine to operate in a dual-fuel mode, commonly referred to as a repower, is approximately $40,000. The retail cost of our system is $4,500. In the case of all three approaches, the user would also have to purchase fuel storage tanks and a catalytic converter at a cost of approximately $5,000 per vehicle. We believe this system price differential is a significant competitive factor.

An economic and efficient improvement over diesel catalysts and emission traps - As discussed elsewhere in this registration statement under the subheading "Competition", as an Emission Control Device, our HFS system is a superior means of reducing harmful atmospheric pollutants over Diesel Oxidation Catalysts and Diesel Particulate Filters.

THE DOMESTIC DIESEL DUAL-FUEL MARKETPLACE

The universe for our conversion system encompasses all medium and heavy-duty diesel powered trucks and buses. The number of vehicles which are eligible for our technology represent an estimated 3% or 3,660,000 units of the total population of medium and heavy-duty trucks and buses operating within the United States.

According to the United States Department of Transportation, Federal Highway Administration (FHA) and the 2000 US Census there are a total of 83,800,000 trucks and buses in the United States. The FHA further defines this segment to consist of 92% "light trucks" (74,000,000); 8% "medium trucks and buses" (4,400,000), and; 2% "heavy trucks and buses" (1,700,000). The vehicle manufacturer's truck classifications defines light trucks" as those with a weight of 0 - 14,000 lbs; "medium trucks and buses" as those with a weight of 14,001 - 33,000 lbs, and; "heavy trucks and buses" as those with a weight of 33,001pounds and higher.

The population of vehicles available for our HFS technology based on size consists of approximately 6,100,000 units or 8% of the total population of trucks and buses. We have no reliable data which provides an estimate about what percent of the 6,100,000 units are diesel or which operate on a host of other fuels such as gasoline, dedicated natural gas and hybrid vehicles. However, our experiences indicate that more than 60% or 6 out of 10 medium and heavy duty trucks and buses are dedicated diesel vehicles and therefore, immediately eligible for our technology.

As a result of the foregoing factors, we estimate the number of trucks and buses operating within the United States which are immediately eligible to benefit from our HFS technology are approximately 3,660,000 or 3% of the total US truck and bus population.

THE INTERNATIONAL DIESEL DUAL-FUEL MARKETPLACE

We have no reliable information on the total number of diesel vehicles worldwide. However, there are two factors which differentiate the foreign from the domestic market as it relates to the sale of our system. First, the price differential between diesel and compressed natural gas in certain foreign markets such as China, Korea and other Asian countries is significantly greater than domestic price differentials. As result, there is a greater economic incentive to convert from diesel to natural gas. Also, the domestic emission standards and requirements for certification are significantly more time consuming and expensive than in most foreign markets. As a result, we are able to market our technology immediately in many non-domestic locations based on a shorter return on investment and relaxed emission standards and requirements.

Competition

There are relatively few alternative systems for converting medium and heavy-duty diesel engines to natural gas. The competing systems offered by competitors described below are more expensive than our technology or are limited in their application to specific engine lines. Competitors include:

IMPCO Technologies, Inc.

Clean Air Power formerly Clean Air Partners

Westport Innovations Inc.

The Innovative Technology Group, Corp.

Manufacturing & Inventory

We currently utilize manufacturers and assemble the key components of our system through our wholly-owned subsidiary Automated Engineering Corporation. In order to operate converted vehicles on natural gas, natural gas storage tanks must be installed on the converted vehicle. We do not include gas storage tanks in our conversion system. The customer must purchase these separately from a number of companies who manufacture them, or from us at the customer's request. We intend to outsource the manufacturing of our components and to conduct final assembly and shipping at our PeachTree City, Georgia facility.

Regulatory Environment

In addition to the fact that diesel gas is generally more expensive than natural gas, one of the primary disadvantages of a diesel engine is that it emits far more pollutants than its gasoline-fueled counterpart. Diesel exhaust contains particulate matter; visible as soot that contains unburned and partially burned fuel. These hydrocarbon emissions are a significant contributor to air pollution and to human respiratory difficulties. Also of significance is\ the fact that diesel fuel combustion produces Nitrogen Oxides (NOx), a toxin that is harmful to humans and the environment. NOx is a major known contributor to greenhouse gas formation resulting in global warming.

Increasingly, federal, state and local environmental legislation is being enacted which either require, or provide incentives, for the reduction of vehicle pollutants. For example, the Federal Clean Air Act was amended in 1990 (the "1990 Amendments") to, among other things, set emissions standards for stationary and mobile pollutant sources and establish targets, standards and procedures for reducing human and environmental exposure to a range of pollutants generated by industry in general and transportation in particular. Among other mandates, the 1990 Amendments require businesses that maintain centrally fueled fleets of 10 or more vehicles in certain heavy smog locations to convert, either through new vehicle purchases or by converting existing vehicles, a portion of their fleet to clean burning alternative fuels. These laws specifically include the diesel and natural gas dual fuel system as an alternative fuel and specify actions that fleet operators must take in order to comply and timetables for doing so.

Similarly, the Energy Policy Act of 1992 (the "Energy Act") was created to accelerate the use of alternative fuels in the transportation sector. The Energy Act mandates the schedule by which Federal, state and municipal vehicle fleets must incorporate alternative fueled vehicles into their overall vehicle mix. This has significant ramifications for the military, which operates thousands of diesel vehicles, and for the state departments of transportation, which operates tens of thousands of diesel powered dump trucks and related highway service and repair vehicles, plus the tens of thousands of vehicles operated by the private contractors who support these agencies.

In addition to the foregoing, a variety of legislative and related incentive programs relating to alternative fuel vehicle programs have been created, including:
Clean Cities Program. Created by the Department of Energy, the Clean Cities Program coordinates voluntary efforts between locally based government and industry to accelerate the use of alternative fuels and expand the alternative fuel vehicle refueling infrastructure. Grants are available for natural gas fueling stations and vehicle conversions to natural gas.

Alternative Fuel Vehicle Credits Program. Congress created this credits program to encourage fleets to increase the number of alternative fuel vehicles in their fleets early and aggressively. Credits are allocated to state fleet operators and cover alternative fuel provider fleet operators when alternative fuel vehicles are acquired over and above the amount required, or earlier than expected. Since credits can be traded and sold, fleets have the flexibility to acquire alternative fuel vehicles on the most cost-effective schedule.

State Energy Program. States will promote the conservation of energy, reduce the rate of growth of energy consumption, and reduce dependence on imported oil through the development and implementation of a comprehensive State Energy Program. The State Energy Program is the result of the consolidation of two Federal formula-based grant programs - the State Energy Conservation Program and the Institutional Conservation Program. The State Energy Program includes provisions for financial assistance for a number of state-oriented special project activities. These activities specifically include programs to accelerate the use of alternative transportation fuels for government vehicles, fleet vehicles, taxis, mass transit, and individuals' privately owned vehicles.

EPA's Clean School Bus USA, a program designed to reduce both children's exposure to diesel exhaust and the amount of air pollution created by diesel school buses.

 EMPLOYEES

As of June 30, 2007, the Company had 32 employees and one technical consultant on a full-time basis, of which 6 were engaged in research and development, 5 were engaged in administrative, clerical and accounting functions, 1 was engaged in sales and marketing and 20 are employed as manufacturing or assembling personnel at our subsidiary Automated Engineering Corporation. We believe that the relationship with our employees is good and we are not a party to any collective bargaining agreement.

DESCRIPTION OF PROPERTY

We lease a 12,000 square foot stand alone facility in PeachTree City, Georgia at the rate of $5,648 per month. During the year ended December 31, 2005, the company extended its lease on the PeachTree City facility through December 31, 2015. We lease a 3,334 square foot facility to house our corporate offices and manufacturing facilities. The rate of our corporate office lease is $6,668 per month.

LEGAL PROCEEDINGS

On November 14, 2003, Ambac International Corporation filed a lawsuit seeking $109,915 together with interest at the rate of 15% per annum. The suits stems from a contract for delivery of certain parts for use in the manufacturing of our systems from 2002. We maintain the parts were delivered substantially past the date of anticipated delivery and that the parts when received were defective. AMBAC has rescheduled the arbitration proceedings for in excess of a year. During the first quarter, 2007, the Arbitrator awarded AMBAC a total of $ 259,440 including interest and court costs. We intend to vigorously appeal this award.

There is no other pending litigation or other proceedings against the Company.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of June 4, 2007 are as follows:

Name	Age	Position

John Stanton	58	Chairman of the Board
Philip Rappa	59	Chief Executive Officer
Mark Clancy	51	Director
Michele Hamilton	38	Chief Financial Officer

 All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of the board of directors. Some of our directors and executive officers also serve in various capacities with our subsidiaries. There are no family relationships among any of our directors and executive officers.

The following information sets forth the backgrounds and business experience of the directors, executive officers and key employees:

John Stanton - Chairman of the Board of Directors. Since December 23, 2003, John Stanton has served as our Chairman of the Board of Directors. Mr. Stanton is also the Chief Executive Officer and Chairman of the Board of Directors of Pangea Corporation (formerly White Knight). From 1987 through the present, Mr. Stanton has served as the President and Chief Executive Officer of Florida Engineered Construction Products Corporation. Mr. Stanton has served as Chairman and President of several public and private companies. Since the early 1990's, Mr. Stanton has been, and continues to be, involved in turn-around management for financially distressed companies, providing both management guidance and financing. Mr. Stanton worked with the international professional services firm that is now known as Ernst & Young, LLP from 1973 through 1981. Mr. Stanton, a Vietnam veteran of the United States Army, graduated from the University of South Florida with a Bachelors Degree in Marketing and Accounting in 1972, and with an MBA in 1973. Mr. Stanton earned the designation of Certified Public Accountant in 1974 and was a Sells Award winner in the CPA examination. Mr. Stanton is a lifetime resident of Tampa, Florida.

Philip Rappa - Chief Executive Officer. Since April 1, 2007, Mr. Rappa has served as our Chief Executive Officer. Philip M. Rappa, B.A.M.B.A., has 34 years experience in executive level and operations management in a variety of industries ranging from healthcare to high technology. From start-up organizations to challenged companies and high growth, multi-national corporations, he rose within the ranks of the German/Swiss conglomerate, Asea Brown, Boveri and built a start-up ABB Ceag Power Supplies, Inc. from $400,000 in annual sales to over $202 million in just under 7 years. While serving in various capacities, including President/CEO and chairman, Phil has lead multiple organizations toward success and profitability. His knowledge of turnaround management is critical to the restructuring process. Additionally, he provides operational, financial, and cash management expertise in all phases of the business

Mark Clancy - Director. Since December 23, 2003, Mark Clancy previously served as our Chief Executive Officer and our Chief Financial Officer Mr. Clancy continues to serve as aDirector . Mr. Clancy is also the Chief Operating Officer and a Director of VitalTrust Business Development Corporation. . Since 2000, Mr. Clancy has participated in turn-around management for financially distressed companies. From November 1997 through April 2000, Mr. Clancy was co-founder, Director and Executive Vice President of publicly traded EarthFirst Technologies, Inc. Mr. Clancy has been an advisor to the Chairman of the Board of EarthFirst since that company's sale in May 2000. From 1992 through 1997, Mr. Clancy served as the Chief Compliance Officer for a Largo, Florida based boutique investment banking firm. Mr. Clancy was honorably discharged after six years of service with the United States Marine Corps. Mr. Clancy was born in Massachusetts and has resided in Florida since 1982. Mr. Clancy holds a Bachelors Degree in History from the University of South Florida and is a lifetime member of various academic honor societies including Phi Theta Kappa, Phi Alpha Theta and USF Arts and Sciences Honor Society.

Michelle Hamilton - Chief Financial Officer. Ms. Hamilton has served as our comptroller since 2004. Ms. Hamilton has 15 years diverse accounting and business management experience. Previously, Ms. Hamilton was engaged in financial management for financially distressed companies with a focus on forensic audits. In 1998, Ms. Hamilton served as the Senior Finance Manager for Numed Home Health Care. Remaining within the same management group, during June 2004 Ms. Hamilton assumed additional responsibilities auditing financially distressed healthcare organizations and consulting with senior management for turnaround of such organizations. Ms. Hamilton attended college in Long Island.

Family Relationships

There are no family relationships among any of the officers or directors of the Company.

Code of Ethics

The Company has adopted a Code of Ethics and has posted our Code of Ethics on our Internet web site at hybridfuelsystems.com This is a different web site than our earlier reference which lists our site as usenergyic.com. Our Code of Ethics applies to all our employees and those doing business with our Company and specifically applies to our Chief Executive Officer, Chief Financial Officer and all persons serving in similar capacities.

Committees of the Board of Directors

We currently do not have any committees of our board of directors.

Director Compensation

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the fiscal year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g) (4)	Total ($) (h)
John Stanton	—	—	—	—	—	—	—
Michele Hamilton	79,000	—	—	—	—	—	—
Mark Clancy	240,000	—	—	—	—	—	—
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

CORPORATE GOVERNANCE

Board Determination of Independence

Our board of directors has determined that Messrs Stanton and Clancy are each “independent” as that term is defined by the National Association of Securities Dealers Automated Quotations (“NASDAQ”).  Under the NASDAQ definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years;  (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years; (4) has not (or whose immediate family members have not), over the past three years been employed as an executive officer of a company in which an executive officer of Vubotics has served on that company’s compensation committee; or (5) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years) a partner of Vubotics’ outside auditor. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent.

Board of Directors Meetings and Attendance

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at Board of Directors and committee meetings.

We have no formal policy regarding director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting of stockholders if they are able to do so. The board of directors held no meetings in 2006.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and other named executive officers and directors of our Company whose total annual salary and bonus exceeded $100,000 (collectively, the “named officers”) for fiscal year ended December 31, 2006.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark Clancy	2006	240,000	—	_	—	—	—	—	240,000

In addition, we do not have either (i) a plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans, nor (ii) any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers at, following, or in connection with the resignation, retirement or other termination of any of our named executive officers, or in connection with the change in control of our company or a change in any of our named executive officers’ responsibilities following a change in control, with respect to each of our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each of our named executive officers outstanding as of the end of our fiscal year ended December 31, 2006.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	—	—	—	—	—	—	—	—	—
None	—	—	—	—	—	—	—	—	—

Employment Agreements with Executive Officers

We have no employment agreements with any of our executive officers.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth, as of July 20, 2007, the beneficial ownership of the Company's Securities by (i) each current member of the Board of Directors of the Company, (ii) the executive officer named in the Section entitled "Executive Compensation," above; (iii) all persons or entities known by us who own more than 5% of our voting common stock, and; (iv) all current directors and executive officers of the Company as a group. On July 20, 2007, the Company had 210,599,983 shares of common stock issued and outstanding.

NAME OF BENEFICIAL OWNER	NUMBER SHARES	OF % CLASS
John Stanton	87,835,758	41.70%
Chairman of the Board
Mark Clancy	26,101,035	12.39%
Chief Executive Officer
Director
Philip Rappa	10,000,000	4.74%
Chief Executive Officer
Michele Hamilton	1,000,000	0.47%
Chief Financial Officer
Frank Davis	1,708,000	0.81%
Chief Technical Consultant
Sheri Vanhooser	11,612,903	5.51%
Vice President Business Development
Officers and Directors as a group (3 persons)	28,809,035	13.67%

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

None of the Company's securities are authorized for issuance under equity compensation plans.

SELLING SHAREHOLDERS

The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling stockholders may sell all, or none of their shares in this offering. See "Plan of Distribution."

Beneficial Ownership Name of Selling Shareholder in after this Offering(2)	Common Shares Beneficially Owned by Selling Shareholder Before Offering (1)	Percentage Outstanding Shares Beneficially owned Before Offering	Common Shares ofIssuable upon Exercise of Securities forming part of this Offering	Shares Registered this Offering

Number of Percent(3) Shares

Dutchess Private Equities	5,040,247	4.99%	30,000,000 (5)	30,000,000
None	0.0%
Fund II, LLP (4)
312 Stuart Street
Boston, MA 02116

(1) Ownership as of July 20, 2007, for the selling stockholders based on information provided by the selling stockholders or known to us.

(2) Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3) A total of 212,070,558 shares of common stock were issued and outstanding as of July 20, 2007.

(4) Michael Novielli and Douglas Leighton, the directors of the fund, share dispositive and voting power with respect to shares held by Dutchess Private Equities Fund II, LLP.

(5) Represents (i) all of the common stock that potentially may be issued upon the draw down of $5,000,000 on our equity line at $0.279 per share in an aggregate amount of 17,921,147 shares. The Debenture Agreement contains contractual restrictions on beneficial share ownership limiting Dutchess' beneficial ownership to 4.99%.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

(A) On November 4, 2005, we entered into an Investment Agreement with Dutchess Private Equities Fund , Ltd ("Dutchess") providing for the sale of up to $5,000,000 of our common stock over a period of up to 36 months after the effective of the registration statement of which this prospectus forms a part. Under the agreement, Dutchess is required to purchase "Puts" which shall be equal to either (i) $100,000 or; (ii) 200% of the averaged daily volume (U.S market only) of our common stock for the three (3) trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date.

In connection with the Investment Agreement we entered into a Debenture Agreement providing for the sale of $340,000 in principal amount of our five year convertible debentures to Dutchess. These debentures bear interest at 12% per annum (payable in cash or stock at Dutchess' option). The first $190,000 (less expenses) has been funded with an additional $150,000 to be funded immediately upon filing of the registration statement of which this prospectus forms a part. Our obligation to repay Dutchess is secured by a security agreement, which we have entered into with Dutchess. We have pledged all of our assets to insure repayment of this obligation. Dutchess' security interest in our assets will be subject to any claims by our bank, which provides us with a line of credit. Subject to adjustment as more fully set forth in the Debenture Agreement, the fixed conversion price of the debenture is $.27 per share.

We also issued to Dutchess a warrant to purchase 314,815 shares of common stock with a strike price of $.27 per share. The warrant may be exercised for a period of five years and the strike price is subject to adjustment if certain conditions are not met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes pertinent agreements relating to our operations including our Technology License Agreement.

OUR TECHNOLOGY LICENSE

All of the technology, know-how, devices and apparatus embodied in the patents and incorporated into the various products sold by us were developed and patented by Frank Davis or Frank Davis and Robby E. Davis. Previously we licensed the worldwide rights to commercialize the Dual-Fuel Technology from a Trust established for the Davis family. In the course of reorganizing our enterprise, we have negotiated a new License Agreement to embody all of our technology and know how into one comprehensive, world-wide exclusive agreement We executed our license agreement August 31, 2004 between Hybrid Fuel Systems, Inc. and Electronic Control Units, LLP ("ECT") ("License Agreement."). ECT is owned by Frank Davis the technology inventor and holder of the patents. The following details the License Agreement.

Under the terms of the License Agreement, Hybrid has the worldwide exclusive right to use, manufacture, lease and/or sell products and/or systems embodying the following patents and related technical know-how:

1.
U.S. Patent Serial No. 5,083,547, dated January 28, 1992 for a natural gas and air mixing device, as assigned to Licensor; any divisions or continuations in whole or in part thereof; any U.S. patents or applications that are later added to this license; any patents issuing on any of such applications; any reissues or extensions or reexaminations of any such patents; and

2.
U.S. Patent Serial No. 5,408,978, dated April 25, 1995, for a natural gas and air mixing device, as assigned to Licensor; any divisions or continuations in whole or in part thereof; any U.S. patent or applications that are later added to this license; any patents issuing on any of such applications; any reissues or extensions or reexaminations 'of any such patents; and

3.
U.S. Patent Serial No. 5,370,097, dated December 6, 1994, for a dual fuel control system which controls the flow of liquid fuel alone or in combination with a gaseous fuel, as assigned to Licensor; any divisions or continuations in whole or in part thereof; any U.S. patent or applications that are later added to this license; any patents issuing on any of such applications; any reissues or extensions or reexaminations of any such patents; and

4.
U.S. Patent Serial No. 5,103,795, dated April 14, 1992 for a natural gas and air mixing device, as assigned to Licensor; any divisions or continuations in whole or in part thereof; any U.S. patent or applications that are later added to this license; any patents issuing on any of such applications; any reissues or extensions or reexaminations of any such patents; and

5.
U.S. Patent Serial No. 4,479,466, dated October 30, 1984 for a natural gas and air mixing device, as signed to Licensor; any divisions or continuations in whole or in part thereof.; any U.S. patent or applications that are later added to this license; any patents issuing on any of such applications; any reissues or extensions or reexaminations. of any such patents;

6.
U.S. Non-Provisional Application No. 10/668,589, METHODS AND APPARATUS FOR OPERATION OF MULTIPLE FUEL ENGINES, Filed September 23, 2003, Priority based on U.S. Provisional Application No. 60/413,269, ELECTRONIC FUEL CONTROL SYSTEMS, Filed September 24, 2002 PCT Application No. PCT/US03/29914, METHODS AND APPARATUS FOR OPERATION OF MULTIPLE FUEL ENGINES, Filed September 23, 2003, Priority based on U.S. Provisional Application No. 60/413,269, ELECTRONIC FUEL CONTROL SYSTEMS, Filed September 24, 2002.

The term of the license shall expire upon the later of (i) the expiration of the last-expiring patent covered, including any extensions, or (ii) ten (10) years from the date of execution of the License Agreement. In exchange for the worldwide exclusive rights described above, we are required to make a one-time license acquisition payment of $250,000 (two hundred and fifty thousand dollars which amount would be due and payable (i) the first anniversary of the execution of the License Agreement, (ii) the Company's closing on an equity or debt financing, or a combination thereof, following the date of the License Agreement in which we receive gross aggregate proceeds in an amount no less than USD$1 million, or (iii) the sale of the 100th Unit. During 2005, we paid $100,000 of our required licensee fee and during the first quarter 2006, we completed the payment of $250,000 for the license fee.

Following the one-time fee, we are required to pay $250.00 per Unit sold (we estimate at this time our Units will range in price from $3,500 to $4,500 each) with a minimum royalty of $250.00 and maximum royalty of $1,000 for Unit. We are further obligated to pay a royalty rate of 3.5% for any items which are not included in the per system royalty calculation such as spare parts and consulting services. Under the terms of the License Agreement, we are obligated to sell a minimum of 750 Units during 2005 and 2,500 Units during 2006 and for each subsequent year during the term of the License.

ECT shall have the right to immediately terminate the License Agreement by giving written notice to the Company in the event Hybrid:

1. is adjudicated bankrupt or insolvent, enters into a composition with creditors, makes an assignment of all or substantially all of its assets for the benefit of its creditors, or if a receiver is appointed for its assets;

2. fails to produce, manufacture, sell, market, or distribute or cause to be produced, manufactured, sold, marketed, or distributed the Units;

3. or its Affiliates, agents, distributors or sublicenses is in material breach or default of any provision of the Proposed License Agreement which default or breach is not cured within the applicable time period;

4. fails to pay the royalty when and as it becomes due and payable;

5. or its Affiliates, agents, distributors or sublicensees pledge, lien, mortgage, secure or otherwise encumber the Licensed Patents in any manner, whether arising by contract, as a matter of law, by judicial process or otherwise;

6. experiences a material adverse effect in the financial condition, operations, assets, business, properties or prospects of the Company. " Material adverse effect." means any event, change, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, operations or business of the Company;

7. fails to maintain its status as a public company.

Our Chief Technology Consulting Agreement

In order to ensure ourselves of the employment continuation of the technology inventor Mr. Frank Davis, we have entered a Consulting Agreement between the Company and Electronic Controls Technology LLC (the " Consulting Agreement."). Under the terms of the Consulting Agreement, we are to compensate Electronic Fuel Technology LLC $7,000 per month until we complete our current verification after which we are to remit $12,000 per month. In exchange for such compensation, Electronic Controls Technology LLC . We opted to increase the monthly payment from $7,000 to $12,000 effective January 1, 2005. The Consulting Agreement further requires we provide health insurance to Mr. Frank Davis and his wife which was effective January 1, 2005. Under the terms of the Consulting Agreement, ECT shall:

1.	provide general advice, guidance and counsel to, and consult with, senior management of Hybrid with respect to all aspects of Hybrid's business; and
2.
shall explain to senior management of Hybrid, in such detail as may be reasonably requested by Hybrid, the current condition, history and prospects of Hybrid and its predecessors, including with respect to operating, financial and organizational matters; manufacturing, marketing, planning and other activities; inventions, patents, patent applications, and other intellectual property rights and interests; relationships with stockholders, subsidiaries, affiliates, employees, suppliers, customers, advisers, consultants and others; transactions; and other matters as may be reasonably requested by Hybrid; and

3.
deliver to Hybrid, in good condition, all Confidential Information and all files, documents and other books and records, in whatever form or media, relating to Hybrid's business or its history, prospects, financial condition or results of operations; and

4.	shall maintain a regular, ongoing and routine physical presence at the Atlanta area research, development, and distribution center of Hybrid.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Registration Statement on Form SB-2 filed with the SEC on March 23, 2000. Our authorized capital stock consists of 295,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. As of April 10, 2007, there are 210,599,983 shares of common stock issued and outstanding and 42,215 shares of series A preferred stock issued and outstanding and 23,431 shares of series B preferred stock issued and outstanding.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

PREFERRED STOCK

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Effective February 1, 2002, our board of directors designated 999,779 shares of previously undesignated preferred stock as Series A Preferred Stock, for which 45,215 shares are authorized and Series B Preferred Stock, for which 954,563 shares are authorized.

Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company. We currently have 42,216 of our Series A Preferred Stock outstanding.

Series B Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company. We presently have 195,209 Series B Preferred Shares issued and outstanding.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Registrar and Transfer, 17 Battery Place, New York, NY 10004.

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o Privately negotiated transactions;

o In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock are "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2006and 2005 included in this Prospectus have been so included in reliance on the report of Brimmer, Burek & Keelan, LLP., independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
U.S. Energy Initiatives Corporation

We have audited the accompanying consolidated balance sheets of U. S. Energy Initiatives Corporation and Subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U. S. Energy Initiatives Corporation and Subsidiaries as of December 31, 2006 and 2005 and the consolidated results of operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BRIMMER, BUREK & KEELAN LLP

Brimmer, Burek & Keelan LLP

Tampa, Florida
April 26, 2007

US ENERGY INITIATIVES CORPORATION
CONSOLIDATED BALANCE SHEETS
March 31, 2007 (unaudited) and December 31, 2006 (audited)

ASSETS	March 31, 2007 (unaudited)	December 31, 2006 (audited)
Current Assets
Cash	$3,940	$3,937
Accounts Receivable, net of $72,800 allowance in 2007 and 2006 respectively.	256,230	300,163
Other assets		2,510
Prepaid expenses and deposits	61,339	46,060
Inventories	616,382	634,315
Deferred consulting	94.538	147,000
Deferred debt costs	520,858	1,021,707
Total current assets	$1,553,287	$2,155,692

Property, plant & equipment, net	577,139	554,722
Goodwill Purchase price subject to allocation	683,877	683,877

Total Assets	$2,814,303	$3,394,291
LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$978,290	972,016
Accounts payable in settlement	259,440	259,440
Due to related parties	224,929	214,849
Due to related parties,convertible debt	423,656	11,424
Notes payable	1,966,124	2,079,869
Discount on debt	(5,133)	(82,231)
Derivative liability	96,579	77,046
Other current liabilities	691,317	648,031
Total Liabilities	$4,635,202	4,180,444

Shareholders' Deficit
Preferred Stock (.01 par value, 5,000,000 authorized)
Preferred A stock (.01 par value, 42,215 shares issued and outstanding	422	422
Preferred B stock (.01 par value, 23,431 shares issued and outstanding)	234	234
Common stock (.001 par value, 295,000,000 shares authorized; 210,698,734 and 198,146,858 shares issued and outstanding, respectively	210,698	198,146
Additional paid-in capital	28,422,922	27,221,863
Accumulated deficit	(30,455,175	(28,206,818)
Total shareholders' deficit	(1,820,899)	(786,153)

Total Liabilities and Shareholders' Deficit	$2,814,303	$3,394,291

US ENERGY INITIATIVES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Month Periods Ended March 31, 2007 and 2006 (unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
		(restated)

Revenue	$385,874	$168,100
Cost of sales	329,557	159,091
Gross Profit	56,317	9,009

Operating Expenses
Consulting and professional	148,679	360,397
Research & Development	12,286	9,469
Compensation	750,742	414,213
Depreciation and Amortization	25,788	44,918
Loss on sale of fixed asset	1,310	0
Rent	52,601	28,380
Insurance	64,713	65,278
Other operating expenses	74,813	88,520
	1,130,932	1,011,175

Loss from operations	(1,074,615)	(1,002,166)

Other Expense (Income)
Derivative loss (gain)	213,259	699,430
Interest expense	960,486	705,051
Other income	(3)	(529)

(Income) loss from other expenses	1,173,742	1,403,952

Net Loss	(2,248,357)	(2,406,118)

Basic and diluted weighted average common shares outstanding	210,698,734	106,709,351

Basic and diluted loss per share	$(0.01)	$(0.02)

US ENERGY INITIATIVES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Month Periods Ended March 31, 2007 and 2006 (unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006 (restated)
Cash flows from operating activities
Net Loss	(2,248,357)		(2,406,118)
Adjustments to reconcile net income to net cash provided (used) by operating activities
Common stock issued for services	375,000		52,813
Depreciation	25,788		21,935
Amortization of deferred compensation			75,000
Amortization of deferred debt cost and debt discount	293,067		342,131
Amortization of deferred interest costs	370,879
Amortization of deferred consulting	87,462		153,999
Amortization of intangibles			22,983
Loss on sale of equipment	1,310
Conversion benefit on related party advance	288,675		68,000
Derivative (income) expense	213,259		914,509

Change in operating assets and liabilities
Accounts Receivable	43,934		66,494
Inventory	17,933		26,310
Prepaid & deposits	(50,277)		(57,385)
Other assets	200
Accounts payable	12,237		(57,450)
Related Party payable	3,250		(150,000)
Accrued liabilities	(63,845)		(4,122)
Other current liabilities	92,087		49,808

Net Cash Provided (used) by operating activities	(537,398)		(881,093)

Cash flows from Investing Activities
Purchase of property and equipment	(5,599)		(20,771)
Proceeds from sale of equipment	1,000

Net cash provided (used) by investing activities	(4,599)		(20,771)

Cash flows from Financing Activities
Loans to employees			(2,200)
Loans from related parties	397,000		68,000
Payment on notes payable			(852,537)
Proceeds from convertible debt - Dutchess	145,000		1,040,000
Proceeds from sale of common stock			223,847

Net cash provided (used) by financing activities	542,000		447,110

Net increase (decrease) in cash and cash equivalents	3		(424,754)
Beginning cash and cash equivalents	3,937		818,557

Ending cash and cash equivalents	$3,940		$393,803

Supplement disclosure of cash flow information
Cash paid during the year for interest		$$	30,900
Common stock issued for services	$386,464
Common stock issued for conversion of convertible note	$474,470		$341,765
Amortization of common stock issued for deferred compensation	$200,000		$75,000
Amortization of debt discount		$$	78,296
Common stock issued for discount on debt	$64,000		$366,026

US ENERGY INITIATIVES CORPORATION
Notes to Consolidated Financial Statements
For the Three Month periods ended March 31, 2007 and 2006
(unaudited)
Note 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting only of those of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 2007 and 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation

The consolidated financial statements include the accounts and operations of US Energy Corporation and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated in preparing the consolidated financial statements.

b. Use of Accounting Estimates

Management is required to make estimates and assumptions during the preparation of the consolidated financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements. They also affect the reported amounts of net income. Actual results could differ materially from these estimates and assumptions.

c.. Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

d. Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers.

e Inventories

Inventories are stated at the lower of cost or market first-in, first-out (FIFO) method.

f. Property, Plant and Equipment Net

Property, plant and equipment is capitalized at cost and depreciated using the straight-line depreciation method over the estimated useful lives of the respective assets. Leasehold Improvements are amortized using the straight-line depreciation method over the life of the respective lease or the service lives of the improvements, whichever is shorter.

g Goodwill and other Intangible Assets

The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards "Goodwill and Other Intangibles" (SFAS 142), intangible assets with an indefinite life, namely goodwill, are not amortized. Intangible assets with a definite life are amortized on a straight-line basis over their estimated useful lives of ten years. Intangible assets with indefinite lives will be tested for impairment annually and when an event occurs that would indicate that the carrying amount may be impaired.

h. Impairment of Assets

In accordance with Statement of Financial Accounting Standards No. 144 "Accounting for Impairment or Disposal of long-lived Assets" ("SFAS 144") long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When factors indicate that the assets should be evaluated for possible impairment, the Company uses an estimate of related non discounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. Losses on impairment are recognized by a charge to earnings.

i. Income Taxes

The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards "Accounting for Income Taxes" ("SFAS 109"). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

j. Earnings (Loss) Per Common Share

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The warrants outstanding were determined to be antidilutive and therefore do not affect earnings per share.

k. Revenue Recognition

In the sale of our dual-fuel conversion systems, if we install the system, revenues are recognized when the finished vehicle is retrieved by the customer. If our system is installed by a third-party, we recognize revenues on our dual-fuel system when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

In the sale of our custom electronic manufacturing products and services, we recognize revenues when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

l. Stock Based Compensation

The Company has adopted SFAS No. 123R, "Accounting for Stock Based Compensation" as of January 1, 2006. For the period ended September 30, 2005, the Company applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for options issued to employees. Under Opinion No. 25, the intrinsic method is used to determine compensation expense when the fair market value of the stock exceeds the exercise price on the date of grant. As of March 31, 2007 and 2006, no options had been granted under the plan and therefore no compensation expense has been recognized.

m. Research and Development Costs

The Company charges research and development costs to expense as incurred.

n. Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

Cash, Accounts Receivable, Accounts Payable and Accrued Expenses : The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

Long-Term Obligations : The fair value of the Company's fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At March 31, 2007 and 2006, the Company did not have any long-term obligations.

o. Accounting For Financial Instruments

In May 2003, the FASB issued Statement of financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock.

p. Reclassifications

Certain reclassifications have been made to the financial statements for the three months ended March 31, 2006 to conform to the presentation for the three months ended March 31, 2007

q. Going concern:

     The accompanying financial statements have been prepared assuming the company will continue as a going concern. As reflected in the financial statements, the Company has negative working capital for the period ended March 31, 2007 and a loss from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The company has adequate financing in place and subsequent to December 31, 2006 has completed significant trials on its new conversion   systems and has received initial potential orders for sales so as to provide funding for the continued operations of the Company.

     In addition, the Company has entered into an agreement with a certain accredited investor relating to a $5,000,000 equity line which was registered with the Securities and Exchange Commission and declared effective during December 2005. Under the terms of the equity line, the company may draw up to $100,000 per put.

     The company also has an agreement in place with White Knight a Related Party who continues to provide financing to date.

     The available funding from these agreements is expected to be sufficient for the Company to continue operations for the next year.

Note 3 - Related Party Transactions

White Knight (WK) is a major stockholder, per our agreement with WK, any funding provided by WK is to be repaid in common stock at a conversion price of $0.04 per share. The conversion price was agreed upon in December, 2003, when the Company's common stock was at $0.03 per share.

As of March 31, 2007, $319,924 is outstanding debt due to WK. Through the three month period ended March 31, 2007 WK advanced a total of $308,500.

Vital Trust Business Development Corporation , of which Mark Clancy is the Chief Operating Officer has provided financing of $103,732 for the quarter ended March 31, 2007. Vital Trust Business Development Corporation will be repaid in common stock at 100% of the price per share.

The Company expects to enter into a formal finance agreement with Vital Trust Business Development for any ongoing financing in the 2 nd quarter of 2007. Mark Clancy Chief Operating Officer and Director of Vital Trust is also a Director of U.S. Energy Initiatives Corporation.

License Agreement

The Company entered into a licensing agreement with Frank Davis, our Chief Technology Officer, a Director and significant shareholder and Engine Control Technology LLC (ECT). The license gives the Company the exclusive world-wide rights, to utilize and exploit five issued and one pending patents including marketing and selling products. The underlying patents were developed by Frank Davis and other family members who are employees of the Company and the patents have since been assigned to ECT, the owner of which is Patricia Davis. Patricia Davis is the wife of Frank Davis.

In addition, the Company has a consulting agreement with Frank Davis to provide various technical consulting services. The agreement expires in 2009 but is automatically renewable annually thereafter, if not terminated by written notice. During the term of the agreement, the consultant shall receive health and dental insurance for himself and his immediate family which includes his wife, the use of a vehicle and reimbursement of certain related expenses.

Note 4- Shareholders' Equity

Preferred Stock

        Effective December 6, 2006, the Company increased its designated shares of previously undesignated preferred stock to 5,000,000. At March 31, 2007 the company had 42,215 Series A Preferred Shares and 23,431 Series B Preferred Shares outstanding.

Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company.

Series B Preferred Stock is convertible, at the option of the holder at anytime, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, Underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company.

Note 5 - Goodwill

At March 31, 2007 and 2006, goodwill consists of the following:

	March 31, 2007		March 31, 2006
Goodwill			$61,820
Less accumulated amortization
Less Impairment	$		$
Total		0.00	$61,820

Goodwill was analyzed on December 31, 2006 for impairment as it has an indeterminant life. Based on the Company's analysis performed, an impairment loss of $61,820 was required to be recorded during the years ended December 31, 2006.

The impairment was determined in part by the company closing its Oklahoma Facility acquired with the DRV Energy Acquisition. The facility performed installation and service of gasoline conversion systems and sold
Note 6 - Intangible Assets

	March 31, 2007		March 31, 2006
Intellectual Property				$1,146,925
Less accumulated amortization				(296,565)
Less Impairment	$		$
Total		0.00		$850,360

Amortization expense charged to operations was $0 and $22,982 for the period ended March 31, 2007 and 2006, respectively.

Based on the Company's analysis for impairment as of December 31, 2006, impairment losses of $781,411 were required to be recorded. The impairment was determined by the analysis of our current operating results, trends and undiscounted future cash flows.

Due to analysis of the companies gross profit for the certified gasoline systems the company revised it business model in 2006. The new model reflected the closing of the Installation and service facility in Oklahoma a selling and installing the gasoline conversions systems through our dealer network across the United States. After a further analysis of the operating results in 2006 the company determined it did not achieve the sales from the certified systems it expected through our dealer network.

In 2007 the company has changed its plan for the sales of these certified systems. Due to the operating results from 2006 and the unknown result of our plan for 2007 management has been unable to forecast projected profits, therefore we have recorded the impairment on the assets as of December 31, 2006. The Company will continue to analyze and review sales and will try to improve on revenues and profits generated from these certifications.

Note 7 - Debt in Default

The Company did not meet the payment terms on the note payable to Peachtree National Bank through March 31, 2007. The Company did remit $5,000 of the PeachTree debt during May 2007. The note is secured by the common stock owned by Robby Davis and Ricky Davis, both employees of the Company. The provisions of the note allow for the note to become immediately and fully payable upon default of payments. While the bank had not initiated any remedy actions for the default as of March 31, 2007, the full balance of the note has been reclassified as a current liability. The remaining principal balance as of March 31, 2007 was approximately $48,000.

         The Company is delinquent in payment of payroll taxes. The Company finalized payments in May 2006 on a payment schedule for the federal payroll tax delinquencies prior to 2004. Current estimated delinquency along with accrued penalties and interest are as follows, as of March 31, 2007.

	March 31, 2007	March 31, 2006
Payroll and sales taxes	$274,247	$51,410
Accrued penalties and interest	21,800	8,388
	$296,047	$59,798

Note 8 - Litigation

On November 14, 2003, Ambac International Corporation filed a lawsuit seeking $109,915 together with interest at the rate of 15% per annum. The suits stems from a contract for delivery of certain parts for use in the manufacturing of our systems from 2002. We maintain the parts were delivered substantially past the date of anticipated delivery and that the parts when received were defective. AMBAC has rescheduled the arbitration proceedings for in excess of a year. During the first quarter, 2007, the Arbitrator awarded AMBAC a total of $ 259,440 including interest and court costs. We intend to vigorously appeal this award.

On February 21, 2007, Boonville Natural Gas Corporation filed an action seeking $112,071. The suit alleges the Company breached it Contract to sell and install three Diesel/CNG conversion systems for use on Boonville’s specially purchased vehicles. The suite seeks reimbursement for Boonevilles incurred damages of 3 specialized vehicles, cost of tanks and employee labor and travel expenses. The Company maintains that the agreement states Booneville gas had 30 days to evaluate the conversion systems to find acceptable. The Company did not accrue any liability as of March 31, 2007. Currently the company has an ongoing investigation as to how Booneville gas purchased the incorrect vehicles making the installaion of the conversions system impossible. The company feels that there was a mis communication between parties rather than a system failure.

On April 18, 2007 Discount Enterprises Inc. filed an action against U.S. Energy Initiatives (along with one other defendant) alleging that the defendants did not comply with the terms of the Contract in regards to the timeliness of installation and the vehicles that were converted had mechanical problems. As of the period ended March 31, 2007 the company has not accrued any liability. Management does not feel that the suit will exceed the amount of product liability insurance if Discount Enterprises is to be awarded for damages.

From time to time the Company is subject to litigation relating to claims arising out of its operations in the ordinary course of business. Such claims, if successful, could exceed applicable insurance coverage. The company is not currently a party to any material legal proceedings other than what is currently disclosed herein.

Please also amend the earlier section marked "Litigation" to include the items described above. The earlier description includes just AMBAC.

Note 9 - Stock Options and Warrants

The Company's Stock Option Plan ("SOP") was adopted in 2001 to provide for the grant to employees up to 2,000,000 incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The SOP, which is administered by the Company's Board of Directors, is intended to provide incentives to directors, officers, and other key employees and enhance the Company's ability to attract and retain qualified employees. Stock options are granted for the purchase of common stock at a price not less than the 100% of fair market value of the Company's common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding). As of September 30, 2006 and 2005, no options had been granted under the plan.

Note 10 - Derivative Financial Instruments

The captions derivative financial instruments consist of (a) the embedded conversion feature bifurcated from the Convertible Debentures, (b) the Warrants issued in connection with the Convertible Debts, (c) interest rate index, and (d) put options. These derivative financial instruments are indexed to an aggregate of 11,334,663 shares at September 30, 2006 and are carried at fair value.

At March 31, 2007 the following derivative liabilities related to common stock options and warrants and embedded derivative instruments were outstanding: (At March 30, 2007, the closing price for the Company's securities was $0.086).

                       Free Standing Derivatives

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value at Issue Date	Value at 3/31/07
3/05/05	3/05/10	1,600,000 warrants issued to Alpha Capital	$0.19	$928,000	$68,640
11/4/05	11/4/10	314,815 warrants issued to Dutchess Private Equity	$0.27	$85,000	$13,411
Fair value of freestanding derivative instrument liabilities for options and warrants					82,051

                         Embedded Conversion Features

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value at Issue Date	Value at 3/31/07
12/20/05	12/21/06	Dutchess $1,362,500 term note	$0.27	$302,778	$1,175
3/23/06	3/23/07	Dutchess $1,412,500 term note	$0.27	$470,833	$11,028
7/13/06	10/13/07	Dutchess $845,000 term note	$0.27	$338,169	$2,325
Fair value of embedded conversion features for term notes					14,528
Total fair value of freestanding derivative instrument liabilities					96,579

The financial derivatives are accounted for as a liability according to the guidance of EITF 00-19 and FAS 133 and the fair values have been determined using the Black Scholes valuation model with the assumptions listed in the table below

Expected term ranging from	.22 to 3.5 years
Stock Price at March 31, 2007	$0.086
Expected dividend yield	$0.00
Expected stock price volatility	103%
Risk-free interest rate ranging from	4.54% to 5.06%

     The instruments were reduced for the embedded conversion features and warrants with the remaining balance being accreted back to their face amount using the effective interest rate method using an effective interest rate of approximately 300%. The actual accretion is straight line as it approximates the effective interest rate amount.

     The derivative for the embedded conversion Feature of the Dutchess term note dated July 14, 2006 is valued using the projected stock price over the term of the instrument based on a historical weighted average stock price for a similar term to determine the conversion amounts and then a Black-Scholes valuation model for the resulting conversion share amounts.

Note 11- Debt Financing

On March 28, 2006, we completed an offering of our $1,412,500 principal amount one-year promissory note (the "Note") to Dutchess Private Equity Fund,Ltd. (the "Investor") for aggregate gross proceeds of $1,130,000. The Note bears no interest. Payments made by us in satisfaction of the Note shall be made from each put from the Equity Line of Credit with the Investor given by us to the Investor under that certain Investment Agreement dated as of November 4, 2005 which we entered into with the Investor (the "Investment Agreement"). We shall make payments to the Investor in an amount equal to the greater of (1) 100% of each put to the Investor from us, or (2) $117,708.33 until the face amount is paid in full. Our initial payment will be due on May 1, 2006 and all subsequent payments will be made at the closing of every put to the Investor thereafter until the Note is paid in full, with a minimum amount of $117,708.33 per month. In the event that on the maturity date we have any remaining amounts unpaid on the Note, the Investor can exercise its right to increase the face amount by 10% and an additional 2.5% per month, pro rata for partial periods, as liquated damages. In addition, our obligation to repay the principal and accrued interest under the Note, as well as our $1,362,500 principal amount one-year promissory note which we issued to the Investor and Dutchess Private Equities Fund, Ltd. on December 20, 2005, is secured by all of our assets pursuant to a certain Security Agreement which we entered into with the Lender on March 23,2006.

Note 12 - Acquisitions

On June 9, 2006 the company entered into a “Stock Purchase Agreement” for 100 percent of the outstanding common shares of Automated Engineering Corporation. The aggregate purchase price was $350,000, and was consummated by a cash payment in the amount of $292,635 to the shareholders of 83.6% of the outstanding shares. The balance of $57,365, representing a minority interest shareholder is included in accrued expenses as of December 31, 2006.

As this transaction occurred in the middle of a reporting period, the Company has designated the acquisition date for accounting purposes to be the end of the month of June. Therefore, operational results for this acquired entity will commence in the month of July 2006.

The Company is in the process of verifying the values of the assets acquired as well as certain intangible assets; thus the amount of the purchase price subject to allocation carried on the balance sheet as of June 30, 2006 is calculated as follows:

Purchase Price	$490,250

Less: values currently assigned to assets
Cash	(63,049)
Accounts Receivable net	(133,357)
Inventory	(153,003)
Fixed Assets net	(60,285)
Other assets	(2,310)

Plus: values currently assigned to liabilities

Accounts Payable and accrued expense	205,501
Credit Line Payable	400,130
Purchase price subject to allocation	$683,877

Note 13 - Segment Information

        Commencing with the Company’s acquisition of Automated Engineering Corporation in the second quarter of 2006 the Company operates in two business segments. The Natural gas vehicle conversion system segment operates development of natural gas conversion systems for light and heavy duty vehicles. The Electronic Manufacturing segment is electronic design, production and ability to proto-type and produce electronic control devices.

SEGMENT INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 2007 IS AS FOLLOWS:

	Hybrid Fuels	Manufacturing	Total
Revenue	18,226	367,648	385,874
Cost of sales	8,174	321,383	329,557
Gross Profit	10,052	46,265	56,317

Operating Expenses
Consulting and professional	144,292	4,387	148,679
Research & development	12,286		12,286
Compensation	670,428	80,314	750, 742
Depreciation and amotization	20,662	5,126	25,788
Impairment loss		1,310	1,310
Rent	32,180	20,421	52,601
Insurance	47,409	17,304	64,713
Other operating expenses	50,289	24,524	74,813
	977,546	153,386	1,130,932
Loss from operations	(967,494)	(107,121)	(1,074,615)

Other income (expense)
Derivative (loss)	213,259		213,259
Interest expense	957,951	2,535	960,486
Miscellaneous	(3)		(3)
	1,171,207	2,535	1,173,742
Loss from continuing operations	(2,138,701)	(109,656)	(2,248,357)
Net loss for reportable segments	(2,138,701)	(109,656)	(2,248,357)
Total Assets	1,706,659	1,107,644	2,814,303

Reconciliation of Segment Amounts Reported to Condensed
Consolidated Amounts
Revenue
Total revenues for reportable segments		385,874
Total consolidated revenue		385,874

Net loss
Net loss for reportable segments		2,248,357
Net loss consolidated		2,248,357

  Note 14 - Restatements to the prior reporting period

	March 31, 2006 As Previously As
	Reported	Restated
Assets
Current assets
Cash	$393,803	$393,803
Accounts receivable	304,257	304,257
Inventory	136,381	136,381
Prepaid and other current assets	86,951	86,951
Deferred consulting	422,259	422,259
Deferred debt costs	659,006	659,006
Total current assets	2,002,657	2,002,657
Property and equipment, net	564,250	564,250
Goodwill	61,820	61,820
Intellectual property certifications, net	850,360	850,360
-		-
Total assets	$3,479,087	$3,479,087

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	457,688	457,688
Accounts payable in settlement	109,868	109,868
Due to related parties	26,540	26,540
Due to related parties, convertible debt	1,148,752	1,148,752
Notes payable	2,196,639	2,196,639
Discount on debt	(563,360)	(563,360)
Derivative Liability	1,464,335	1,464,335
Other current liabilities	412,715	412,715
-		-
Total current liabilities	5,253,177	5,253,177
Long-term debt, less current portion	-	-
Total liabilities	5,253,177	5,253,177

Stockholders' Equity
Preferred A stock; $.01 par value; 42,215 shares
authorized and outstanding	422	422
Preferred B stock; $.01 par value; 954,563 shares
authorized and outstanding	1,952	1,952
Common stock; $.001 par value; 150,000,000 shares
authorized; 109,854,116 shares issued and
oustanding	109,854	109,854
Paid-in capital	17,447,663	17,822,663
Deferred compensation	(125,000)	(125,000)
Accumulated deficit	(19,208,981)	(19,583,981)
Total stockholders' equity	(1,774,090)	(1,774,090)

Total Liabilities and Stockholders' Equity	$3,479,087	$3,479,087

	March 3, 2006

Net loss, as previously reported	$(2,031,118)
Interest expense	(375,000)
Net loss, as restated	$(2,406,118)
Basic earnings per common share:
As previously reported	$(0.02)
As restated	$(0.02)

The company during the 2 nd quarter 2006 reclassified an entry relating to the payoff of Alpha Capital on March 23, 2006. The table above details the reclassification entry.

 Note 14 -Recent Accounting Pronouncements

In February 2006, FASB issued SFAS 155. This accounting standard permits fair value re-measurement for any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify them as freestanding derivatives or as hybrid financial instruments containing an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument pertaining to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management does not anticipate that SFAS No. 155 will have a material effect on our results of operations and financial position.

In March 2006 2006, the FASB issued SFAS No. 156, which addresses the accounting for servicing assets and liabilities. SFAS No. 156 is effective at the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management does not anticipate that SFAS No. 156 to have a material effect on our results of operations or financial position.

In July 2006, the FASB issued Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes” (FIN48), effective for fiscal years beginning after December 15, 2006. FIN 48 requires a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately. A tax benefit will be recognized only if it meets a “more-likely-than-not” recognition threshold. For tax positions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The adoption of Fin 48 did not have a material impact on the consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No 157, “fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of SFAS No. 157 to materially impact its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting “bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements.” SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides a one-time cumulative effect trasistion adjustment. SAB NO. 108 is effective for the Company’s 2006 annual financial statements. The adoption of SAB No. 108 Is not expected to materially impact the financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 is not expected to materially impact the financial statements.

FINANCIAL STATEMENTS
US ENERGY INITIATIVES CORPORATION
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current Assets
Cash	$3,937		$818,557
Accounts Receivable, net of $72,800 and $12,000
allowance in 2006 and 2005, respectively.	$300,163		$370,777

Other assets	$2,510	$
Prepaid expenses and deposits	$46,060		$32,286
Inventories	$634,315		$162,690
Deferred consulting	$147,000		$576,258
Deferred debt costs	$1,021,707		$397,671
Total current assets	$2,155,692		$2,358,239
Property Plant & Equipment, net	$554,722		$565,415
Goodwill	$-		$61,820
Purchase Price subject to allocation	$683,877		$-
Intellectual property certifications, net of $365,514 and
273,583 amortization, respectively	$-		$873,342

Total Assets	$3,394,291		$3,858,816

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Assets
Accounts Payable	$972,016		$526,001
Accounts Payable in settlement	$259,440		$109,868
Due to related parties	$214,849		$176,540
Due to related parties, convertible debt	$11,424		$1,080,752
Notes payable	$2,079,869		$1,630,293
Discount on Debt	$(82,231)		$(650,630)
Derivative liability	$77,046		$841,010
Other Current Liabilities	$648,031		$416,559
Total liabilities	$4,180,444		$4,130,393

SHAREHOLDERS' DEFICIT
Preferred Stock (.01 par value, 5,000,000 and 996,778
authorized, respectively)
Preferred A stock ( 42,215 shares issued and outstanding)	$422		$422

Preferred B stock (23,431 and 195,209 shares issued
and outstanding, respectively)	$234		$1,952

Common stock (.001 par value; 295,000,000 shares
authorized 198,146,858 and 105,905,433 shares
issued and outstanding, respectively)	$198,146		$105,905

Additional paid-in capital	$27,221,863		$16,997,922
Deferred compensation	$-		$(200,000)
Accumulated deficit	$(28,206,818)		$(17,177,778)
Total shareholders' deficit	$(786,153)		$(271,577)
Total liabilities and shareholders' deficit	$3,394,291		$3,858,816

US ENERGY INITIATIVES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Revenues
Revenues from product sales and related income	$1,375,418		$652,400
Cost of product sales	$960,961		$641,926
Gross Profit	$414,457		$10,474

Expenses
Operating expenses
Consulting and professional fees	$1,885,184		$952,464
Research & development	$93,313		$113,658
Compensation	$3,990,828		$1,333,515
Amortization & Depreciation	$182,642		$319,119
Loss on impairment of goodwill	$61,820	$
Loss on impairment of intangibles	$781,412		$2,724,738
Rent	$193,965		$77,481
Insurance	$259,406		$69,992
Licenses	$2,341		$257,312
Other operating expenses	$465,009		$271,245
Total expenses	$7,915,920		$6,119,524

Loss from operations	$(7,501,463)		$(6,109,050)

Other Expenses (income)
Settlements	$149,572		$-
Interest expense	$3,909,658		$2,607,526
Gain on extinguishment of debt	$(162,557)		$-
Other income	$1,175		$-
Derivative Gain	$(370,271)		$(455,205)

(Income) loss from other expenses	$3,527,577		$2,152,321

Net loss	$(11,029,040)		$(8,261,371)

Basic and diluted loss per share	$(0.09)		$(0.09)

Basic and diluted weighted average number of
common shares outstanding	121,737,383		88,909,988

US ENERGY INITIATIVES CORPORATION
CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Preferred Stock Series				Common Stock
	Share	Amount	Share	Amount
	A	A	B	B	Shares	Amount
Balance 12/31/04	42,215	$422	195,209	$1,952	65,509,843	$65,510
Common Stock Issued
Bonus					400,000	$400
Professional Services					3,778,000	$3,777
Conversion of Notes					22,808,506	$22,808
Warrants					15,000	$15
Conversion on
Related Party Advance
Discounts of Debt
Stock for acquisition					11,752,903	$11,752
Amortization of deferred
compensation
Stock for conversions					45,000	$45
Shares issued with finance					1,598,181	$1,598
Net Loss
Balance 12/31/05	42,215	$422	195,209	$1,952	105,905,433	$105,905
Stock Issued For
Bonus					1,600,000	$1,600
Professional Services					3,874,313	$3,874
Conversion of Notes					11,155,312	$11,155
Conversion on
related party advance
Stock for acquisition					5,510,000	$5,510
Amortization of deferred compensation

Convertible debt					60,243,800	$60,244
Shares issued with finance					7,858,000	$7,858
Conversion of series B			(171,778)	(1,718)	2,000,000	$2,000
Preferred Stock
Net Loss
Balance 12/31/06	42,215	422	23,431	234	198,146,858	$198,146

US ENERGY INITIATIVES CORPORATION

CHANGES IN STOCKHOLDERS' EQUITY (continued)

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Paid-In	Accum	Deferred	Shareholders'
	Capital	Deficit	Comp	Deficit
Balance 12/31/04	$8,677,270	$(8,916,407)	$(500,000)	$(671,253)
Common Stock Issued
Bonus	$168,685			$169,085
Professional Services	$802,054			$805,830
Conversion of Notes	$928,712			$951,520
Warrants	$135			$150
Conversion on
Related Party Advance	$1,967,092			$1,967,092
Discounts of Debt	$937,401			$937,401
Stock for acquisition	$3,514,118			$3,525,871
Amortization of deferred
compensation			$300,000	$300,000
Stock for conversions	$2,455			$2,500
Shares issued with finance				$1,598
Net Loss		$(8,261,371)		$(8,261,371)
Balance 12/31/05	$16,997,922	$(17,177,778)	$(200,000)	$(271,577)
Stock Issued For
Bonus	$346,400			$348,000
Professional Services	$774,504			$778,378
Conversion of Notes	$2,107,782			$2,118,937
Conversion on
related party advance	$1,276,339			$1,276,339
Stock for acquisition	$1,509,740			$1,515,250
Amortization of deferred compensation
		$200,000	$200,000
Convertible debt	$2,351,008			$2,411,252
Shares issued with finance	$1,858,168			$1,866,026
Conversion of series B				$282
Preferred Stock
Net Loss		$(11,029,040)		$(11,029,040)
Balance 12/31/06	$27,221,863	$(28,206,818)		$$ (786,153)

US ENERGY INTIATIVES CORPORATION
Statement of Cash Flows
for the years ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,029,040)	$(8,261,371)

Common stock issued for services and compensation	$2,501,379	$324,799
Depreciation	$90,711	$45,536
Amortization of deferred compensation	$200,000	$300,000
Amortization of debt discount and	$2,477,889
deferred debt cost		$297,096
Amortization of deferred consulting	$681,258	$39,742
Impairment of intangibles	$843,232	$2,724,738
Amortization of intangibles	$91,931	$273,583
Conversion benefit on related party advance	$1,276,339	$1,967,092
Gain on extinguishment of debt	$(162,557)
Derivative Income or expense	$(370,271)	$(220,827)
Change in operating assets and liabilities
Accounts receivable	$203,970	$(218,447)
Inventory	$(319,549)	$(78,635)
Prepaid and deposits	$(20,489)	$(24,440)
Other assets	$(200)
Accounts payable	$286,517	$356,921
Related party payable		$169,343
Accrued liabilities & other current liabilities	$352,370	$165,534

Net cash provided (used) by operating activities	$(2,896,510)	$(2,139,336)
Cash flows from Investing Activities
Purchase of property and equipment	$(48,582)	$(541,504)
Business acquisition	$(292,635)	$(200,000)
Cash acquired in business acquisition	$63,049	-
Net cash provided (used) by investing activities	$(278,168)	$(741,504)
Cash flows from Financing Activities
Loans from related party	$1,334,424	$1,967,092
Payment to related parties	$(166,040)	$-
Payments on notes payable	$(1,257,372)	$(61,184)
Payments on accounts payable in settlement	-	$(40,000)
Payments on tax settlements	$-	$(58,536)
Procededs from convertible debt	$-	$1,889,850
Proceeds from notes payable	$2,449,046	$-
Proceeds from sale of common stock	$-	$150
Net cash provided (used) by financing activities	$2,360,058	$3,697,372
Net decrease in cash and cash equivalents	$(814,619)	$816,532
Beginning cash and cash equivalents	$818,557	$2,025
Ending cash and cash equivalents	$3,937	$818,557

US ENERGY INTIATIVES CORPORATION
Statement of Cash Flows (continued)
for the years ended December 31, 2006 and 2005

Supplemental Disclosure of Cash Flow Information
Cash Paid during the year for interest	$50,256	$37,614
Cash Paid during the year for income taxes	$-	$-
Common stock issued for services	$2,501,379	$616,000
Common stock issued for reduction in debt	$2,118,937	$89,030
Common stock issued for conversion of convertible note	$2,411,252	$954,074
Common stock issued as debt discount	$366,026	$285,000
Common stock issued as debt costs	$1,500,000	$-
Amortization of Common stock issued for deferred compensation	$200,000	$-
Common stock issued for acquisition	$140,250	$3,525,871

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US ENERGY INITIATIVES CORPORATION
(formerly Hybrid Fuel Systems, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2006

NOTE 1 NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The financial statements of U.S. Energy Initiatives, Corporation and its subsidiaries (“the Company”) that are included  have been prepared in accordance with accounting principles generally accepted in the United States of America, and include all the necessary adjustments to fairly present the results of the periods presented.

Nature of business

US Energy Initiatives Corporation (formerly Hybrid Fuel Systems, Inc.) (the "Company.") a Georgia Corporation formed in 1996 manufactures retrofit systems for the conversion of diesel engines to non-petroleum based fuels such as compressed natural gas. The Company manufactures and sells its systems to customers pursuant to a license agreement originally acquired on June 1, 1996 and again on August 31, 2004 with a related party. The Company has exclusive world-wide rights to all things which result from five issued and one pending U.S. Patent.

Automated Engineering Corporation a subsidiary of US Energy Initiatives specializes in electronic design and product manufacturing of electronic assemblies. Automated Engineering is an ISO-9001 certified manufacturer. Automated is currently manufacturing the boards for U.S. Energy Initiatives dual fuel systems.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable, are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers. In determining collectibility, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances.

Inventories

Inventories, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventories consist of component parts used in the manufacture and assembly of retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas and the electronic components used for a host of Automated Engineerings product lines.

Property, Plant and Equipment

Depreciation is provided for using the straight-line method, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (asset categories range from three to seven years). Leasehold improvements are amortized using the straight-line method over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Leased equipment under capital leases is amortized using the straight-line method over the lives of the respective leases or over the service lives of the assets for those leases that substantially transfer ownership. Accelerated methods are used for tax depreciation.

Goodwill and other Intangible Assets

The company accounts for goodwill and other intangible assets in accordance with the Statement of Financial Accounting Standards “Goodwill and Other Intangibles” (SFAS 142), intangible assets with an indefinite life, namely goodwill, are not amortized. Intangible assets with a definite life are amortized on a straight-line basis over their estimated useful lives of ten years. Intangible assets with indefinite lives will be tested for impairment annually and will also be reviewed for impairment between annual tests, should an event occur or should circumstances change that would indicate that the carrying amount ,may be impaired.

Impairment of Assets

In accordance with Statement of Financial Accounting Standards No. 144 “Accounting for Impairment or Disposal of long -lived Assets” (“SFAS 144”) long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When factors indicate that the assets should be evaluated for possible impairment, the company uses an estimate of related non discounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. Losses on impairment are recognized by a charge to earnings. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows.

Income Taxes

The Company utilizes the guidance provided by Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes." (SFAS 109). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. Valuation allowances are provided if necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings (Loss) Per Common Share

Earnings (loss) per share are computed using the basic and diluted calculations on the face of the statement of operations. Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, using the treasury stock method. The warrants outstanding were determined to be antidilutive and therefore do not affect earnings per share.

Use of Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at December 31, 2006 and 2005, as well as the reported amounts of revenues and expenses for the years then ended. The actual results of the estimates could differ materially from the estimates and assumptions made in the preparation of the financial statements.

Revenue Recognition

In the sale of our dual-fuel conversion systems, if we install the system, revenues are recognized when the finished vehicle is retrieved by the customer. If our system is installed by a third-party, we recognize revenues on our systems and components when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

In the sale of our custom electronic manufacturing products and services, we recognize revenues when the merchandise is shipped to the customer, which is when title and risk of loss has passed to the customer.

Stock Based Compensation

The Company has adopted SFAS No. 123R “Accounting for Stock Based compensation” as of January 1, 2006.. For the period ended December 31, 2005, the Company applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for options issued to employees. Under Opinion No. 25, the intrinsic method is used to determine compensation expense when the fair market value of the stock exceeds the exercise price on the date of grant. As of December 31, 2006 and 2005, no options had been granted under the plan and therefore no compensation expense has been recognized.

Research and Development Costs

The Company charges research and development costs to expense as incurred.

Fair Value of Financial Instruments

The Company, in estimating its fair value disclosures for financial instruments, uses the following methods and assumptions:

•
Cash, Accounts Receivable, Accounts Payable and Accrued Expenses: The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses approximate their fair value due to their relatively short maturity.

•
Long-Term Obligations: The fair value of the Company's fixed-rate long-term obligations is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 2006 and 2005, the Company did not have any long-term obligations.

Accounting For Financial Instruments

In May 2003, the FASB issued Statement of financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

The Company adopted SFAS 150 and its related adoption provisions as reflected and as applicable to the April 1, 2005 convertible term note transaction with Alpha Capital, the convertible term note transaction dated November 22, with Dutchess Private Equities Fund, Ltd. and the executed warrant dated November 8, 2005.

Principles of Consolidation

The consolidated financial statements for the years ended December 31, 2006 and 2005 include the accounts of U.S. Energy Initiatives and its subsidiaries DRV Energy and Automated Engineering (collectively the "Company") . Significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern:

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the financial statements, the Company has negative working capital for the year ended December 31, 2006 and a loss from operations for the year 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has maintained an agreement with a certain accredited investor relating to a $5,000,000 equity line which was registered with the Securities and Exchange Commission and declared effective during December 2005. Under the terms of the equity line, the Company may draw  up to $100,000 per Put.

The company also has an agreement in place with White Knight a Related Party who continues to provide financing to date.

The Company believes that with 2007 sales and the available funding from the financing agreements it will be sufficient for the Company to continue operations for the next year.

NOTE 2 OPERATING LEASES

Rent expense for the years ended December 31, 2006 and 2005 was $193,965 and $77,481 respectively.

During the first quarter 2007, the Company entered a 5 year lease for a 10,000 square foot facility which houses our executive offices and manufacturing facility. The monthly base rental expense is $7,832.50 and the lease expires on February 29, 2012. The Company is required to pay the landlord monthly an estimated proportionate share of operating expenses. In addition to its monthly rent.

The company also has a lease for its research and development facility in Peachtree City, Georgia which was extended in 2005 to a ten year ter expiring on December 31, 2015

For the year ended December 31, 2006 the company leased 3,334 office space in Tampa, Florida that was guaranteed by a related party. This office space has been occupied by the related party for 2007 and the company has no currently liability for the space.

The following is a schedule by years of the future minimum lease payments under these operating leases:

December 31,
2007	$158,997
2008	$167,095
2009	$170,980
2010	$175,021
2010 and there after	$519,106
Total minimum lease payments	$1,191,199

NOTE 3 RELATED PARTY TRANSACTIONS

License Agreement

The Company entered into a licensing agreement collectively with Frank Davis (a significant stockholder and consultant) and Engine Control Technology LLC (ECT). The license gives the Company the exclusive world-wide rights, to utilize and exploit five issued and one pending patents including marketing and selling products. The underlying patents were developed by Frank Davis and other family members who are employees of the Company and have since been assigned to ECT, the owner of which is Patricia Davis. Patricia Davis is the wife of Frank Davis our Chief Technical Consultant.

In addition, the Company has a consulting agreement with Frank Davis to provide various technical consulting services. The agreement expires in 2009 but is automatically renewable annually thereafter, if not terminated by written notice. During the term of the agreement, the consultant shall receive health and dental insurance for himself and his immediate family which includes his wife, the use of a vehicle and reimbursement of certain related expenses.

White Knight is a major stockholder and has officers who serve in management positions for the company. Per our agreement with WK, any funding provided by WK is to be repaid in common shares of stock at a conversion price of $0.04 per share. The conversion price was agreed upon in December, 2003, when the Company’s stock was at $0.03 per share. During the year ended December 31, 2006 an outstanding note payable was paid in full by a significant shareholder. The Company has recorded a liability to the shareholder for the amount paid.

NOTE 4 PROPERTY, PLANT AND EQUIPMENT, NET

At December 31, 2006and 2005, property, plant and equipment, net consist of the following:

	2006	2005
Machinery and Equipment	$461,564	$401,187
Furniture, Fixtures and Equipment	$63,407	$44,562
Vehicles	$41,335	$41,335
Leasehold Improvements	222,588	231,009
Less accumulated depreciation and amortization	$(234,172)	$(152,678)
Total	$554,722	$565,415

Depreciation expense charged to operations was $90,711 and $ 45,536 for the years ended December 31, 2006 and 2005, respectively.

NOTE 5 GOODWILL, NET

At December 31, 2006 and 2005, goodwill, consists of the following:

	2006	2005
Goodwill	$61,820	$61,820
Less accumulated amortization	$0	$0
Less Impairment	$(61,820)	$0
Total	$0	$61,820

Goodwill was analyzed on December 31, 2006 for impairment as it has an indeterminant life. Based on the Company's analysis performed, an impairment loss of $61,820 was required to be recorded during the years ended December 31, 2006.

The impairment was determined in part by the company closing its Oklahoma Facility acquired with the DRV Energy Acquisition. The facility performed installation and service of gasoline conversion systems and sold various parts relating to these and other conversion systems. After reviewing the operations of the facility, management made an economical and financial decision to close our Oklahoma facility.

NOTE 6 INTANGIBLE ASSETS, NET

As of December 31, 2005 and 2006, intangible assets, net, consist of the following:

	2006	2005
Intellectual Property - Certifications	$873,342	$1,146,925
Less accumulated amortization	$(91,931)	$(273,583)
Less Impairment	$(781,411)	$0
Total	$0	$873,342

Amortization expense charged to operations was $91,931 and $273,583 for the years ended December 31, 2006 and 2005, respectively.

Based on the Company's analysis for impairment as of December 31, 2006, impairment losses of $781,411 were required to be recorded. The impairment was determined by the analysis of our current operating results, trends and undiscounted future cash flows.

Due to analysis of the companies gross profit for the certified gasoline systems the company revised it business model in 2006. The new model reflected the closing of the Installation and service facility in Oklahoma a selling and installing the gasoline conversions systems through our dealer network across the United States. After a further analysis of the operating results in 2006 the company determined it did not achieve the sales from the certified systems it expected through our dealer network.

In 2007 the company has changed its plan for the sales of these certified systems. Due to the operating results from 2006 and the unknown result of our plan for 2007 management has been unable to forecast projected profits, therefore we have recorded the impairment on the assets as of December 31, 2006. The Company will continue to analyze and review sales and will try to improve on revenues and profits generated from these certifications.

NOTE 7 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2005 and 2006 are as follows:

	2006	2005
Current income tax expense (benefit)	$0	$0
Deferred income tax expense (benefit) net operating loss carry forward	$(3,556,578)	$(1,847,465)
Change in valuation allowance	$3,556,578	$1,847,465
Income tax expense (benefit)	$0	$0

Income taxes for the years ended December 31, 2005 and 2006 differ from the amounts computed by applying the effective income tax rate of 37% to income before income taxes as a result of the change in the valuation allowance.

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities as of December 31, 2006 and 2005 are as follows:

	2006	2005
Computed tax expense at the statutory rate increase (decrease) in taxes resulting from:
Net Loss	$(3,749,875)	$(2,808,855)
Permanent differences
Derivative income	(407,338)	(482,916)
Derivative expense		328,146
Derivative interest expense	281,446	95,923
Amortization of certification	31,256	93,018
Goodwill impairment	286,698	926,411
Non deductible meals and entertainment (50%)	1,235	808
	193,297	961,390
Current income tax expense (benefit)	(3,556,578)	(1,847,465)

As of December 31, 2006, the Company has a net operating loss carry forward of approximately $24,146,257 available to offset taxable income through 2025

	2006	2005
Net operating loss carry forwards	$8,209,727	$4,653,308
Valuation allowance	$8,209,727	$4,653,308

A valuation allowance has been recorded primarily related to tax benefits associated with income tax operating loss carryfowards. Adjustments to the valuation allowance will be made if there is a change in management's assessment of the amount of the deferred tax asset that is realizable.

NOTE 8 DEBT IN DEFAULT

The Company did not meet the payment terms on the note payable to Peachtree National Bank during the years ended December 31, 2005 and 2006. The note is secured by the common stock owned by Robby Davis and Ricky Davis, both employees of the Company. The provisions of the note allow for the note to become immediately and fully payable upon default of payments. While the bank had not initiated any remedy actions for the default as of December 31, 2005 or 2006, the full balance of the note has been reclassified as a current liability for both years.

For the year ended December 31, 2006, the remaining principal balance as of 12/31/06 was approximately $44,000

The Company is delinquent in the payment of payroll taxes. The Company finalized payments in May 2006 on a payment schedule for delinquencies prior to 2004 that was developed after negotiations with the taxing authorities. Current estimated delinquency, along with estimated penalties and interest are as follows, as of December 31, 2006 and 2005

	2006	2005
Payroll and sales taxes	$182,500	$61,561
Estimated and accrued
Penalties and interest	21,800	13,238
	$204,300	$74,799

NOTE 9 LITIGATION

The Company is, from time to time, involved in litigation relating to claims arising out of its operations in the ordinary course of business. The Company believes that none of the claims that were outstanding as of December 31, 2005 and 2006 should have a material adverse impact on its financial condition or results of operations.

On November 14, 2003, Ambac International Corporation filed a lawsuit seeking $109,915 together with interest at the rate of 15% per annum. The suit stems from a contract for delivery of certain parts for use in the manufacturing of our systems from 2002. The Company maintains the parts were delivered substantially past the date of anticipated delivery and that the parts when received were defective. During the first quarter, 2007, the Arbitrator awarded AMBAC a total of $ 259,440 including interest and court costs. While the company intends to vigorously appeal this award, the full liability has been accrued as of December 31, 2006..

NOTE 10 STOCK OPTIONS AND WARRANTS

The Company's Stock Option Plan (" SOP.") was adopted in 2001 to provide for the grant to employees up to 2,000,000 incentive stock options within the meaning of Section 422 of the Internal Revenue Code. The SOP, which is administered by the Company's Board of Directors, is intended to provide incentives to directors, officers, and other key employees and enhance the Company's ability to attract and retain qualified employees. Stock options are granted for the purchase of common stock at a price not less than the 100% of fair market value of the Company's common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding). As of December 31, 2006 and 2005, no options had been granted under the plan.

Warrants

The Company has issued warrants to purchase shares of common stock to consultants and other non employees. The company uses the Black Scholes option pricing model to value warrants issued to non employees.

The following table summarizes the Company's warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Balance as of December 31, 2004	862,500	$0.57
Additions	3,114,814
Exercised
Expirations	(62,500)
Balance as of December 31, 2005	3,914,814	$1.00
Additions
Exercised
Forfeited	1,200,000
Expirations 800,000
Balance as of December 31, 2006	1,914,814	$0.21

	Outstanding			Exercisable
Range of Exercise Prices	Weighted Average Warrants Numbers Outstanding	Weighted Average Remaining Contractual Life	Warrants Exercisable at Exercise Price	Exercise Price	Weighted Average

$0.19 - $0.27	1,914,814	3.55	$0.21	1,914,814	$0.21

NOTE 11 DEBT FINANCING

On March 28, 2006, we completed an offering of our $1,412,500 principal amount one-year promissory note (the "Note") to Dutchess Private Equity Fund, L.P.Ltd. (the "Investor") for aggregate gross proceeds of $1,130,000. The Note bears no interest. Payments made by us in satisfaction of the Note shall be made from each put from the Equity Line of Credit with the Investor given by us to the Investor under that certain Investment Agreement dated as of November 4, 2005 which we entered into with the Investor (the "Investment Agreement"). We shall make payments to the Investor in an amount equal to the greater of (1) 100% of each put to the Investor from us, or (2) $117,708.33 until the face amount is paid in full. Our initial payment will be due on May 1, 2006 and all subsequent payments will be made at the closing of every put to the Investor thereafter until the Note is paid in full, with a minimum amount of $117,708.33 per month. In the event that on the maturity date we have any remaining amounts unpaid on the Note, the Investor can exercise its right to increase the face amount by 10% and an additional 2.5% per month, pro rata for partial periods, as liquated damages. In addition, our obligation to repay the principal and accrued interest under the Note, as well as our $1,362,500 principal amount one-year promissory note which we issued to the Investor and Dutchess Private Equities Fund, II, L.P.Ltd. on December 20, 2005, is secured by all of our assets pursuant to a certain Security Agreement which we entered into with the Lender on March 23,2006.

We used a portion of the proceeds from the Note to repay outstanding promissory notes, inclusive of accrued and unpaid interest and liquidated damages in the aggregate amount of $541,542, issued pursuant to that Subscription Agreement dated March 31, 2005 (the "Subscription Agreement"). In addition, we entered into a Settlement Agreement and Release (the "Settlement Agreement") with the holders of the promissory notes on March 24, 2006 pursuant to which the holders and we agreed to release and discharge each other, and our respective officers, directors, principals, control persons, past and present employees, insurers, successors, agents and assigns from any and all actions, damages, judgments, claims, and demands existing or claimed to exist between the parties in connection with the promissory notes or the Subscription Agreement.

On March 28, 2006, the Company rendered full satisfaction of the Remaining Debentures with ALPHA CAPITAL AKTIENGESELLSCHAFT, WHALEHAVEN CAPITAL FUND LIMITED, and ELLIS INTERNATIONAL LTD. rough the payment of $541,542.00 (the "Funds") by wire transfer to the bank and account as set forth on Exhibit A hereto, and (2) reduce the exercise price to $0.19 per share for the warrants on the attached Exhibit B. Each Investor, individually, hereby agrees that they will not exercise or sell more than sixty-seven thousand five hundred (67,500) shares underlying the Warrant in any thirty (30) day period unless Hybrid's common stock is trading above forty cents ($0.40) per share. Upon receipt of the Funds, the Investors shall return, via overnight delivery, the Remaining Debentures to Hybrid. The Company agrees to file all necessary paperwork with the SEC, including any post-effective amendments, for the Investors within seven (7) days. The Company shall agree to abide by all terms and conditions in the original Warrant with respect to registration and issuance of shares underlying the Warrant.

On July 14, 2006, we completed an offering of our $845,000 principal amount 15-month promissory note (the "Note") to Dutchess Private Equities Fund, Ltd. (the "Investor") for aggregate gross proceeds of $650,000. The Note bears interest at a rate equal to 12% per month. On or before July 31, 2006 through November 30, 2006, we shall make payments to the Investor in an amount equal to 100% of each put from the Equity Line of Credit with the Investor given by us to the Investor under that certain Investment Agreement dated as of November 4, 2005 which we entered into with the Investor (the "Investment Agreement"). Our initial payment will be due on July 31, 2006 and all subsequent payments will be made at the closing of every put to the Investor thereafter until the Note is paid in full. Commencing on December 31, 2006, we shall make payments to the Investor in an amount equal to the greater of (i) 100% of each put to the Investor from us, or (ii) 1/12th of the outstanding balances due on this Note and any notes currently outstanding between the Company and the Investor dated March 23, 2006 and December 20, 2005. In the event that on the maturity date we have any remaining amounts unpaid on the Note, the Investor can exercise its right to increase the face amount by 10% and an additional 2.5% per month, pro rata for partial periods, as liquated damages. In addition, our obligation to repay the principal and accrued interest under the Note, as well as our $1,412,500 principal amount one-year promissory note which we issued to Dutchess Private Equities Fund, Ltd. on March 23, 2006, and our $1,362,500 principal amount one-year promissory note which we issued to the Investor on December 20, 2005, is secured by all of our assets pursuant to a certain Security Agreement which we entered into on March 23, 2006.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

On November 30, 2006, we completed an offering of our $210,000 principal amount 30 day promissory note (the “Note”)) to Dutchess Private Equity Fund, Ltd. (the “Investor”) for aggregate gross proceeds of $175,000. The note bears no interest. The company was to make payments to the Holder in the amount of the greater of a) one hundred percent (100%) of each put (as defined in the Investment Agreement between the Company and the Investor dated November 4, 2005) given to the Investor from the Company, (the “Payment Amount”) until the face amount is paid in full, minus any fees due. The First Payment will be due at the closing of each Put (“Payment Date” or “Payment Dates”) until this Note is paid in full. Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face amount, or any balance remaining thereon, in readily available funds at any time and from time to time with out penalty. In the event that on the Maturity Date the company has any remaining amounts unpaid on this Note (the “Residual Amount”), the Holder can exercise its right to increase the Face amount by ten percent (10%) as an initial penaly and an additional two and one-half pecent (2.5%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages (“Liquidated Damages”). If a Residual Amount remains, the company is in Default. As of December 31, 2006, the company had not paid the full principal balance. Subsequent to the year then ended the company paid the balance in full.

NOTE 12 SHAREHOLDERS EQUITY

Preferred Stock

Effective December 6, 2006, the Company increased its designated shares of previously undesignated preferred stock to 5,000,000 shares authorized.

Series A Preferred Stock is convertible, at the option of the holder, at any time, into shares of the Company's common stock as determined by dividing $.19 by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.01632. Series A Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series A Preferred outstanding, or (ii) upon the closing of the sale of the company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 million. Series A Preferred Stock has a liquidation preference of the greater of $.19 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series A Preferred Stock has voting rights, except as to the election of debtors, equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A preferred Stockholders have the right to elect one director of the Company.

Series B Preferred Stock is convertible, at the option of the holder at any time, into shares of the Company's common stock as determined by dividing the lower of $.09 or the price per share paid by the holder of the Series B Preferred Stock by a conversion price determined on the date the related certificate is surrendered. The conversion price is subject to periodic adjustment and is initially established at $.00773. Series B Preferred Stock is automatically convertible into shares of the Company's common stock upon (i) the date specified by vote or written consent or agreement of holders of at least three quarters of the shares of Series B Preferred Stock outstanding, or (ii) upon the closing of the sale of Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Company receives gross proceeds of no less than $20 Million. Series B Preferred Stock has a liquidation preference of the greater of $.09 per share or the amount that such share would be entitled to upon liquidation or distribution. The Series B Preferred Stock has voting rights, except as to the election of directors, equal to the number of shares of common stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stockholders have the right to elect one director of the Company.

On September 28, 2006, the Holders of the Series B Preferred Shares converted 171,778 of their 195,209 Series B Preferred Shares held into 2,000,000 shares of our common stock. This left a balance of 23,431 Series B Preferred Shares and 42,215 Series A Preferred Shares outstanding.

NOTE 13 SHORT TERM OBLIGATIONS

Short-term obligations consist of the following at December 31, 2005 and 2006:

	2006	2005

Convertible Note payable, collateralized by all assets, interest due in monthly
Payments at Wall Street Journal prime plus 3.00% and principal payments
commencing on August 1, 2005. (face value $600,000)		$209,378

Convertible Note Payable, collateralized by all assets, Interest due in monthly payments of $3,369.46 at 12% annum, starting in the fourth month monthly
payments of $40,498.44 per month including principle. (face value) $340,000		$101,267

Convertible Note Payable, collateralized by all assets, due in monthly
payments $113,541.64. (face value $1,362,500)	$793,334	$1,059,722

Note Payable, unsecured, due in monthly payments of $3,800, including
interest at 6.28%, through September 2006		$190,320

Note Payable, unsecured due in monthly payments of $6,627.31
including interest at 9.25% through November 2006		$69,606

Note Payable collateralized by all assets, due in the amount equal to the greater
of 100% of each put to the investor from our credit line or $117,708 per month.	$858,729

Note Payable collateralized by all assets, due in the amount equl to 100% of Put to the investor from our line of credit until the note is paid in full, Commencing on
December 20, 2006, including interest at 12% per month	$160,173

Note Payable collateralized by all assets, Interest due in monthly payments	$109,706
Note Payable collateralized by (40) signed put notices for the equity line of Credit,
due in the amount of the greater of 100% of each put until the face amount is paid in full.	$157,927

	$2,079,869	$1,630,293
Debt Discount	$(82,231)	$(650,630)
Total	$1,997,638	$979,663

NOTE 14 EARNINGS (LOSS) PER SHARE

The following sets forth the computation of basic and diluted net earnings per common share:

Convertible debt and warrants were determined to be antidilutive and therefore did not affect earnings per share.

	2006	2005
Numerator:

Net loss	$(11,029,040)	$(8,261,371)
Less preferred stock dividends	--	--

Net loss available to common shareholders	$(11,029,040)	$(8,261,371)

Denominator:

Weighted average shares outstanding	121,737,383	88,909,988

Effect of dilutive securities:

Stock Options	--
Convertible debt	--
Stock Warrants	--

Weighted average fully diluted shares outstanding	121,737,383	88,909,988

Net earnings (loss) per common share

Basic	(0.09)	(0.09)
Diluted	(0.09)	(0.09)

NOTE 15 DERIVATIVE FINANCIAL INSTRUMENTS

The captions derivative financial instruments consist of (a) the embedded conversion feature bifurcated from the Convertible Debentures, (b) the Warrants issued in connection with the Convertible Debts, and (c) put options. These derivative financial instruments are indexed to an aggregate of 10,168,674 shares at December 31, 2006 and are carried at fair value.

At December 31, 2006 the following derivative liabilities related to common stock options and warrants and embedded derivative instruments were outstanding:

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value at Issue Date	Value at 12/31/06
3/5/2005	3/5/2010	1,600,000 warrants issued to Alpha Capital	$0.55	$ 928,000	$ 57,600

11/4/2005	11/4/2010	314,815 warrants issued to Dutchess Priveate Equities	$0.27	$ 85,000	$ 9,130
Fair Value of freestanding derivative instrument liabilities for options and warrants  $66,730

Issue Date	Expiration Date	Instrument	Exercise Price Per Share	Value at Issue Date	Value At 12/31/06
12/20/2005	12/21/2006	Dutchess $1,362,500 term note	$0.27	$ 302,778	$ 4,110
3/23/2006	3/23/2007	Dutchess $ 1,412,500 term note	$0.27	$ 470,833	$ 394
7/13/2006	10/13/2007	Dutchess $845,000 term note	$0.27	$338,169	$5,811

Fair value of derivative instrument liabilities for term notes	$10,315

Total fair value of derivative instrument liabilities	$77,045

The financial derivatives are accounted for as a liability according to the guidance of EITF 00-19 and FAS 133 and the fair values have been determined using the Black Scholes valuation model with the assumptions listed in the table below

Expected term ranging from.25 to 3.75 years
Stock Price at December 31, 2006 $0.072
Expected dividend yield
Expected stock price volatility 103%
Risk-free interest rate ranging from 4.74% to 5.09%

The instruments were reduced for the embedded conversion features and warrants with the remaining balance being accreted back to their face amount using the effective interest rate method using an effective interest rate of approximately 300%. The actual accretion is straight line as it approximates the effective interest rate amount.

The derivative for the embedded conversion Feature of the Dutchess term note dated July 14, 2006 is valued using the projected stock price over the term of the instrument based on a historical weighted average stock price for a similar term to determine the conversion amounts and then a Black-Scholes valuation model for the resulting conversion share amounts.

NOTE 16 ACQUISITIONS

On June 9, 2006 the company entered into a “Stock Purchase Agreement” for 100 percent of the outstanding common shares of Automated Engineering Corporation. The aggregate purchase price was $350,000, and was consummated by a cash payment in the amount of $292,635 to the shareholders of 83.6% of the outstanding shares. The balance of $57,365, representing a minority interest shareholder is included in accrued expenses as of December 31, 2006.

As this transaction occurred in the middle of a reporting period, the Company has designated the acquisition date for accounting purposes to be the end of the month of June. Therefore, operational results for this acquired entity will commence in the month of July 2006.

The Company is in the process of verifying the values of the assets acquired as well as certain intangible assets; thus the amount of the purchase price subject to allocation carried on the balance sheet as of June 30, 2006 is calculated as follows:

Purchase Price	$350,000

Less: values currently assigned to assets

Cash	(63,049)
Accounts Receivable net	(133,357)
Inventory	(153,003)
Fixed Assets net	(60,285)
Other assets	(2,310)

Plus: values currently assigned to liabilities

Accounts Payable and accrued expense	205,501
Credit Line Payable	400,130
Purchase price subject to allocation	$543,627

The unaudited pro forma effect of the acquisition of Automated Engineering Corporation on the Company’s revenues, gross profit and net income had the acquisition occurred on January 1, 2005 is as follows;

	For the year ended Dicember 31, 2006	For the year Ended December 31, 2005
	(unaudited)	(unaudited)
Revenue	1,720,431	2,511,233
Gross Profit	834,294	1,109,295
Net Loss	(10,706,004)	(8,253,932)

The acquisition of DRV Energy was accounted for as a purchase. The results of operations of DRV Energy have been included in the Company’s result of operations since the date of acquisition,

Assumption of liabilities	$652,956
Cash paid	200,000
Common stock issued	3,525,871
$4,378,827
The aggregate purchase price was allocated as follows:

Accounts Receivable	$134,895
Inventory	47,432
Property and equipment	60,941
Other assets	2,075
Goodwill & Intangible Assets	4,133,484
$4,378,827

On August 11, 2005 Hybrid Fuel Systems completed the closing of a Share Exchange Agreement (the “Agreement”) with DRV Energy, Inc., an Oklahoma corporation (“DRV” and the sole shareholder of DRV, Sheri Vanhooser (the “DRV Shareholder”) that was entered into on June 29, 2005. Hybrid issued an aggregate of 11,612,903 unregistered shares of HYFS common stock, par value $0.001 per share, and payment of $200,000 in cash. Pursuant to the Agreement, we acquired all of the outstanding equity stock of DRV from the DRV Shareholder

DRV Energy, Inc., an Oklahoma corporation was formed November 30, 1994 to engage in alternative fuels industry through the sales and services of vehicle conversions system. DRV is a small volume manufacturer of EPA Certified bi-fuel and dedicated natural gas and propane turnkey conversion systems. DRV Energy also has a full service alternative fuels center with slow/fast fill stations as well as compressor installation and maintenance capabilities.

NOTE 17 SEGMENT INFORMATION

Commencing with the Company’s acquisition of Automated Engineering Corporation in the second quarter of 2006 the Company operates in two business segments. The Natural gas vehicle conversion system segment operates development of natural gas conversion systems for light and heavy duty vehicles. The Electronic Manufacturing segment is electronic design, production and ability to proto-type and produce electronic control devices.

SEGMENT INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2006 IS AS FOLLOWS:

	Hybrid Fuels	Manufacturing	Total
Revenues	544,640	830,778	1,375,418
Cost of Sales	302,059	658,902	960,961
Gross Profit	242,581	171,876	414,457

Operating expenses
Consulting and Professional	1,852,972	32,212	1,885,184
Research & Develop	92,062	1,251	93,313
Compensation	2,365,293	1,625,535	3,990,828
Depreciation & Amortization	174,772	7,870	182,642
Rent	163,182	30,783	193,965
Insurance	233,018	26,388	259,406
Other operating expenses	1,276,661	33,921	1,310,582
	6,157,960	1,757,960	7,915,920

Loss from operations	(5,915,379)	(1,586,084)	(7,501,463)

Other expense (income)
Derivative gain	(370,271)		(370,271)
Interest expense	3,895,063	14,595	3,909,658
Extinguishment of debt	(162,557)		(162,557)
Settlements	149,572		149,572
Misc	1,175		1,175
	3,512,982	14,595	3,527,577
Loss from continuing operations	(9,428,361)	(1,600,679)	(11,029,040)
Net loss for reportable segments	(9,428,361)	(1,600,679)	(11,029,040)
Total Assets	2,310,395	1,083,896	3,394,291

Reconciliation of Segment Amounts Reported to Condensed
Consolidated Amounts

Revenue
Total revenues for reportable segments	1,375,418
Total consolidated revenue	1,375,418

Net loss

Net loss for reportable segments	11,029,040
Net loss consolidated	11,029,040

NOTE 18 RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, FASB issued SFAS 155. This accounting standard permits fair value re-measurement for any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; establishes a requirement to evaluate interests in securitized financial assets to identify them as freestanding derivatives or as hybrid financial instruments containing an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in form of subordination are not embedded derivatives; and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument pertaining to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management currently does not believe that SFAS No. 155 will have a material effect on our results of operations and financial position.

 In March 2006 2006, the FASB issued SFAS No. 156, which addresses the accounting for servicing assets and liabilities. SFAS No. 156 is effective at the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management does not expect SFAS No. 156 to have a material effect on our results of operations or financial position.

In July 2006, the FASB issued Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes” (FIN48), effective for fiscal years beginning after December 15, 2006. FIN 48 requires a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately. A tax benefit will be recognized only if it meets a “more-likely-than-not” recognition threshold. For tax positions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. We are currently evaluating the impact of adopting FIN 48.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No 157, “fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, far value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of SFAS No. 157 to materially impact its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting “bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements.” SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides a one-time cumulative effect trasition adjustment. SAB NO. 108 is effective for the Company’s 2006 annual financial statements. The adoption of  SAB No. 108  is not expected to materially impact the financial statements.

NOTE 19 SUBSEQUENT EVENTS

On April 1, 2007 our Board of Directors appointed Mr. Philip M. Rappa as our Chief Executive Officer, There are no understandings or arrangements between Mr. Rappa and any other person pursuant to which Mr. Rappa was selected as Chief Executive Officer. Mr. Rappa does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

M. Philip M. Rappa, B.A.M.B.A., has 34 years experience in executive level and operations management in a variety of industries ranging from healthcare to high technology. From start-up organizations to challenged companies and high growth, multi-national corporations, he rose within the ranks of the German/Swiss conglomerate, Asea Brown, Boveri and built a start-up ABB Ceag Power Supplies, Inc. from $400,000 in annual sales to over $202 million in just under 7 years. While serving in various capacities, including President/CEO and chairman, Phil has lead multiple organizations toward success and profitability. His knowledge of turnaround management is critical to the restructuring process. Additionally, he provides operational, financial, and cash management expertise in all phases of the business

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

We are organized under the laws of the State of Georgia and are governed by the Georgia Business Corporation Code, as in effect or hereafter amended ("Corporation Code"). Section 14-2-852 of the Corporation Code requires that we indemnify a director "who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by a director in connection with the proceeding." Section 14-2-857 of the Corporation Code requires that a corporation indemnify officers under the same standard.

Section 14-2-851 of the Corporation Code provides that we may indemnify a director or officer who is a party to a proceeding against liability incurred in the proceeding if (i) the director or officer conducted himself or herself in good faith; and (ii) the director or officer reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

In addition, we have the power, in our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify our officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by U.S. Energy Initiatives Corporation in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$132
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Miscellaneous	$300.00
Total	$30,432

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 27. EXHIBITS

Exhibit	Description
2.1	Asset Purchase Agreement between the Company and New York State Electric & Gas Corporation, dated as of October 29, 2001, incorporated by reference to Exhibit 2.1 of the 8-K filed on December 26, 2001.
2.2	Secured Promissory Note in favor of New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.2 of the 8-K filed on December 26, 2001.
2.3	Security Agreement between the Company and New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.3 of the 8-K filed on December 26, 2001.
2.4	Guaranty from the Company in favor of New York State Electric & Gas Corporation, dated as of December 11, 2001, incorporated by reference to Exhibit 2.4 of the 8-K filed on December 26, 2001.
3.1	Articles of Incorporation of Save On Energy , Inc., incorporated by reference to Exhibit 3.1 to the SB-2 filed on March 23, 2000.
3.2	Amendment to Articles of Incorporation of Save On Energy, Inc., incorporated by reference to Exhibit 3.2 to the SB-2 filed on March23, 2000.
3.3	By-laws of Save On Energy, Inc., incorporated by reference to Exhibit 3.3 to the SB-2 filed on March 23, 2000.
3.4	Certificate of Amendment to the Certificate of Incorporation of Hybrid Fuel Systems, Inc. dated as of March 1, 2006
4.1	Certificate of Designation of Series A Preferred Stock filed with
4.2	Certificate of Designation of Series B Preferred Stock filed with the Secretary of State on May 7th, 2002 [incorporated by reference to Exhibit 4.2 to the 10-KSB filed on May 30, 2002.
4.3	Subscription Agreement, dated March 31, 2005, by and among Hybrid Fuel Systems, Inc. and the investors named on the signature pages thereto, incorporated by reference to Exhibit 4.1 to the 8-K filed on April 5, 2005.
4.4	Form of Convertible Note of Hybrid Fuel Systems, Inc. issued to the investors named on the signature pages thereto incorporated by reference to Exhibit 4.2 to the 8-K filed on April 5, 2005.
4.5	Form of Class A Common Stock Purchase Warrant of Hybrid Fuel Systems, Inc. issued to the investors named on the signature pages thereto incorporated by reference to Exhibit 4.3 to the 8-K filed on April 5, 2005.
4.6	Form of Security Agreement by and between Hybrid Fuel Systems, Inc. and Barbara Mittman as collateral agent incorporated by reference to Exhibit 4.4 to the 8-K filed on April 5, 2005.
4.7	Form of Collateral Agent Agreement among Barbara R. Mittman, as collateral agent, and the Lenders as defined therein incorporated by reference to Exhibit 4.5 to the 8-K filed on April 5, 2005.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1	License Agreement by and between the Davis Family Trust and Electronic Fuel Control, Inc. dated May 13, 1996, incorporated by reference to Exhibit 10.1 to the SB-2 filed on March 23, 2000.
10.2	Amendment to License Agreement by and between the Davis Family Trust and Electronic Fuel Control, Inc, dated June 18, 1998, incorporated by reference to Exhibit 10.2 to the SB-2 filed on March 23, 2000.
10.3	Amendment to License Agreement by and between the Davis Family Trustand Electronic Fuel Control, Inc. dated January 3, 2000,incorporated by reference to Exhibit 10.3 to the SB-2 filed on March 23, 2000.
10.4	Consulting Agreement between Save on Energy, Inc. and MBO, Inc.dated November 23, 1999, Trust and Electronic Fuel Control, Inc, incorporated by reference to Exhibit 10.4 to the SB-2 filed on March 23, 2000.
10.5	Exclusive Supply Agreement between Ambac International Corporation and Electronic Fuel Control, Inc. dated April 29, 1996, incorporated by reference to Exhibit 10.5 to the SB-2 filed on March 23, 2000.
10.6	Agreement re: International Fuel Systems, Inc. and Davenport, dated January 7, 2000, incorporated by reference to Exhibit 10.6 to the SB-2 filed on March 23, 2000.
10.7	Employment Agreement with Robert Stiles, dated July 17, 2001, incorporated by reference to Exhibit 10.1 of the 10-QSB filed on November 19, 2001.
10.8	2001 Stock Option Plan - Incorporated by reference to the 2001 Annual Proxy Statement filed October 1, 2001.
10.9	Stock Purchase Agreement between the Company and SWI Holdings,,Limited, dated as of December 10, 2001 (Composite Version), incorporated by reference to Exhibit 10.1 of the 8-K filed on December 26, 2001.

10.10	Security Agreement between the Company and SWI Holdings, Limited, dated as of December 10, 2001, incorporated by reference to Exhibit
10.11	Convertible Secured Promissory Note issued to SWI Holdings, Limited, dated April 23, 2002 incorporated by reference to Exhibit 10.11 to the 10-KSB filed on May 30, 2002.
10.12	Security Agreement between the Company and SWI Holdings, Limited, dated as of April 23, 2002 incorporated by reference to Exhibit 10.10 to the 10-KSB filed on May 30, 2002.
10.13	Agreement re: White Knight SST, Inc. and Hybrid Fuel Systems, Inc. (formerly Save On Energy, Inc.) dated December 22, 2003 incorporated by reference to Exhibit 10.13 to the 10-KSB filed on August 16, 2004.
10.14
Debenture Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.1 to the Form 8-K filed on November 9, 2005.

10.15	Debenture Registration Rights Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.2 To the Form 8-K filed on November 9, 2005.
10.16	Warrant Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 9, 2005.
10.17	Equity Line of Credit Registration Rights Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 9, 2005.
10.18	Investment Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd, incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 9, 2005.
10.19	Security Agreement dated as of November 4,2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 9, 2005.
10.20	Subscription Agreement dated as of November 4, 2005 by and between Hybrid Fuel Systems, Inc. and Dutchess Private Equities Fund, Ltd., incorporated by reference to Exhibit 10.2 to the Form 8-K filed on November 9, 2005.
10.21	Promissory Note of US Energy Initiatives Corporation dated as of March 23, 2006.
10.22	Promissory Note of US Energy Initiatives Corporation dated as of March 23, 2006.

10.23
Security Agreement dated as of March 23, 2006 by and between US Energy Initiatives Corporation and Dutchess Private Equities Fund, Ltd., incorporated by reference to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 20, 2007.

10.24
Settlement Agreement and Release dated as of March 24, 2006 by and between US Energy Initiatives Corporation and the investors named on the signature pages thereto, incorporated by reference to the Company’s Form SB-2/A filed with the Securities and Exchange Commission on July 20, 2007..

10.25	Promissory Note of Hybrid Fuel Systems, Inc. dated as of December 20, 2005.
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included as part of Exhibit 5.1)
23.2	Consent of Brimmer, Burek & Keelan, LLP.*
____________________
*Filed herewith.

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 30th day of July 2007.

Date: July 30, 2007	By:	/s/ Phillip Rappa
Phillip Rappa
Chief Executive Officer

Date: July 30, 2007	By:	/s/ Michele Hamilton
Michele Hamilton
Chief Financial Officer

Date: July 30, 2007	By:	/s/ Phillip Rappa Phillip Rappa

Attorney in fact